Exhibit 10.23

LEASE AGREEMENT

By and Between

WESTPORT OFFICE PARK, LLC,

a California limited liability company

(“Landlord”)

and

ADICET BIO, INC., a Delaware corporation

(“Tenant”)

October 31, 2018

-i-

-ii-

LEASE AGREEMENT

THIS LEASE AGREEMENT, (this “Lease”) is made and entered into as of October 31, 2018 by and between WESTPORT OFFICE PARK, LLC, a California limited liability company (“Landlord”), and Tenant identified in the Basic Lease Information below.

BASIC LEASE INFORMATION

Tenant: ADICET BIO, INC., a Delaware corporation

Premises: The entire 1st floor and entire 2nd floor of the Building, each as outlined in Exhibit B to this Lease. The Premises shall consist of 50,305 square feet of rentable area in the aggregate.

Building: The Building commonly known as 1000 Bridge Parkway, Redwood City, California 94065. The rentable area of the Building is 50,305 square feet.

Base Rent:

Months	Base Rent Per Year	Base Rent Per Month
09/01/2019 - 02/29/2020	N/A	$211,281.00	(*Abated)
03/01/2020 - 08/31/2020	N/A	$211,281.00
09/01/2020 - 08/31/2021	$2,611,433.16	$217,619.43
09/01/2021 - 08/31/2022	$2,689,776.15	$224,148.01
09/01/2022 - 08/31/2023	$2,770,469.44	$230,872.45
09/01/2023 - 08/31/2024	$2,853,583.52	$237,798.63
09/01/2024 - 08/31/2025	$2,939,191.03	$244,932.59
09/01/2025 - 08/31/2026	$3,027,366.76	$252,280.56
09/01/2026 - 08/31/2027	$3,118,187.76	$259,848.98
09/01/2027 - 08/31/2028	$3,211,733.39	$267,644.45
09/01/2028 - 08/31/2029	$3,308,085.40	$275,673.78
09/01/2029 - 02/28/2030	N/A	$283,944.00

*

As an inducement to Tenant entering into this Lease, Base Rent in the amount of $211,281.00 per month shall be abated (the “Rent Abatement”) for the first six (6) months commencing as of the Commencement Date, or if the Commencement Date is other than the first day of a calendar month, commencing as of the first day of the first full calendar month of the Term (the “Abatement Period”). During such Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease. If, by reason of any other provision in this Lease, Tenant would otherwise be entitled to receive an abatement of Base Rent during a period coinciding with the Abatement Period (such as by reason of a casualty or condemnation), then in such event the Abatement Period shall be extended on a day-for-day basis by the period that such other abatement coincided with the Abatement Period so as to assure

Tenant the benefit of the full amount of the Rent Abatement. If an Event of Default by Tenant under the terms of the Lease occurs at a time when the Rent Abatement would otherwise be applied, Tenant’s right to receive the Rent Abatement shall be stayed until that Event of Default is cured.

Security Deposit Amount: $0.00.

Letter of Credit Required Amount: $4,131,719.96.

Rent Payable Upon Execution: $271,647.00.

Tenant’s Building Only Percentage: 100%.

Tenant’s Common Area Building Percentage: 5.05%.

Commencement Date: September 1, 2019, but such date shall be extended by one day for every one day in delay in Substantial Completion (as defined in the Tenant Work Letter attached hereto as Exhibit C (the “Tenant Work Letter”)) of the Premises (as such date of Substantial Completion is adjusted under Section 5.2 of the Tenant Work Letter) after September 1, 2019, caused by (i) Landlord Delays (as defined in the Tenant Work Letter) and/or (ii) any one or more Force Majeure Delays (as defined in the Tenant Work Letter).

Expiration Date: The date that is the day prior to the day that is one hundred twenty six (126) months after the Commencement Date. If the Expiration Date falls on a day other than the last day of the calendar month, then, the Expiration Date shall be extended to the last day of the calendar month in which the day that the Term of this Lease would otherwise end but for this proviso occurs, and the Term of this Lease shall be extended accordingly.

Landlord’s Address:

c/o PGIM Real Estate

101 California Street, 40th Floor

San Francisco, CA 94111

Attn: PRISA II Asset Management

With a copy by the same method to:

c/o PGIM Real Estate

7 Giralda Farms

Madison, New Jersey 07940

Attention: Legal Department

With a copy by the same method to:

Harvest Properties, Inc.

6425 Christie Avenue, Suite 220

Emeryville, California 94608

Attention: Joss Hanna

Address for rental payment:

Payments via FedEx/UPS/Courier:

JP Morgan Chase

2710 Media Center Dr.

Building #6, Suite #120

Los Angeles, CA 90065

Attn: PREI’s Westport Office Park/100170

Payments via regular mail (lockbox address):

Remit to: PREI’s Westport Office Park #171201

P. O. Box 100170

Pasadena, CA 91189-0170

Payments via either FED wire or ACH wire:

Bank Account Name:

Harvest Properties, Inc. LLC,

as agent for PREI’s Westport Office Park

Bank Account Number 921254751

Bank Name: JP Morgan Chase Bank, N.A.

Bank City & State Location: Baton Rouge, LA

ABA Routing Number: 071000013

Tenant’s Address:

200 Constitution Drive

Menlo Park, California 94025

Attention: Brian Hogan

(If on or after the Commencement Date to the Premises)

Attention: Brian Hogan

Landlord’s Broker: Cushman & Wakefield.

Tenant’s Broker: T3 Advisors.

Maximum Parking Allocation: one hundred sixty-six (166), which is based on a parking ratio of 3.3 non-exclusive parking spaces per one thousand (1,000) square feet of rentable space in the Premises.

Tenant Improvement Allowance: $3,018,300.00.

Additional Allowance: $3,018,300.00.

Space Planning Allowance: $7,545.75.

The Basic Lease Information is incorporated into and made part of this Lease. Each reference in this Lease to any Basic Lease Information shall mean the applicable information set forth in the Basic Lease Information, except that in the event of any conflict between an item in the Basic Lease Information and this Lease, this Lease shall control. Additional defined terms used in the Basic Lease Information shall have the meanings given those terms in this Lease.

ARTICLE 1.

PREMISES ; COMMON AREAS

1.1    Subject to all of the terms and conditions hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The property shown on Exhibit A to this Lease and all improvements thereon and appurtenances on that land thereto, including, but not limited to, the Building, other office buildings, access roadways, and all other related areas, shall be collectively hereinafter referred to as the “Project.” Tenant acknowledges and agrees that Landlord may elect to sell one or more of the buildings within the Project and that upon any such sale Tenant’s pro-rata share of those Operating Expenses and Taxes (each as defined below) allocated to the areas of the Project other than buildings may be adjusted accordingly by Landlord. The parties hereto hereby acknowledge that the purpose of Exhibit A and Exhibit B are to show the approximate location of the Premises in the Building and the general layout of the Project and such Exhibits are not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the Building or the Project, the precise area of the Premises, the Building or the Project or the specific location of the Building, “Common Areas,” as that term is defined in Section 1.3, below, or the elements thereof or of the accessways to the Premises, or the Project, or the identity or existence of any other tenant or occupant of the Project.

1.2    For purposes of this Lease, (1) “rentable area” and “usable area” shall be calculated pursuant to the Standard Method for Measuring Floor Area in Office Buildings (ANSI/BOMA Z65.1, 1996); (2) “rentable square feet” and “rentable footage” shall have the same meaning as the term “rentable area;” and (3) “usable square feet” and “usable square footage” shall have the same meaning as the term “usable area.” Notwithstanding anything to the contrary in this Lease, the recital of the rentable area herein above set forth is for descriptive purposes only. Tenant shall have no right to terminate this Lease or receive any adjustment or rebate of any Base Rent or Additional Rent (as hereinafter defined) payable hereunder if said recital is incorrect. Tenant has inspected the Premises and is fully familiar with the scope and size thereof and agrees to pay the full Base Rent and Additional Rent set forth herein in consideration for the use and occupancy of said space, regardless of the actual number of square feet contained therein.

1.3    Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the reasonable, non-discriminatory rules and regulations referred to in Article 27 of this Lease, those portions of the Project outside the Premises which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, are collectively referred to herein as the “Common Areas”). The Common Areas shall consist of the portion of the Project reasonably designated as such by Landlord. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord and the use thereof shall be subject to such reasonable, non-discriminatory rules, regulations and restrictions as Landlord may make from time to time. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that in the event of any such Common Area closure, change, alteration or modification, except in emergency situations as reasonably determined by Landlord, Landlord shall exercise commercially reasonable efforts to perform the same in a manner that is reasonably designed to minimize interference with Tenant’s access to and permitted use of the Premises consistent with Comparable Buildings (as defined below). Subject to “Applicable Laws,” as that term is defined in Section 5.1(a) of this Lease, except when and where Tenant’s right of access is specifically excluded in this Lease, and except in the event of an emergency, Tenant shall have the right of access to the Premises, the Building, the Common Area and the parking facilities servicing the Building twenty-four (24) hours per day, seven (7) days per week during the “Term,” as that term is defined in Section 2.1, below.

ARTICLE 2.

TERM AND CONDITION OF PREMISES

2.1    The term of this Lease (the “Term”) shall commence on the Commencement Date and end on the Expiration Date, unless sooner terminated (the “Termination Date”) as hereinafter provided. The Commencement Date of this Lease and the obligation of Tenant to pay Base Rent, Additional Rent and all other charges hereunder shall not be delayed or postponed by reason of any delay by Tenant in performing changes or alterations in the Premises not required to be performed by Landlord. In the event the Term shall commence on a day other than the first day of a month, then the Base Rent shall be immediately paid for such partial month prorated in accordance with Section 4.4 below. In the event that the Commencement Date is a date which is other than the date set forth in the Basic Lease Information, within a reasonable period of time after the actual Commencement Date Landlord shall deliver to Tenant an amendment to lease in the form as set forth in Exhibit E, attached hereto, wherein the parties shall specify such different Commencement Date and the Expiration Date, and which amendment Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. In the event that the Substantial Completion of the Premises does not occur by the Outside Commencement Date (as defined below), then Tenant shall be entitled by notice in writing to Landlord within ten (10) days thereafter to cancel this Lease, in which event the parties shall be discharged from all obligations hereunder; provided further, however, that if such written notice of Tenant is not given to Landlord within such ten (10) day period, Tenant’s right to cancel this Lease hereunder shall terminate and be of no further force or effect. If Tenant elects to terminate this Lease under this Section 2.1 then such termination of this Lease shall be effective on the date which is thirty (30) days after delivery of notice of termination to Landlord, unless the Substantial Completion of the Premises occurs within thirty (30) days of delivery of Tenant’s notice hereunder. The term “Outside Commencement Date” initially means March 1, 2020, but shall be extended by one day for every one day in delay in Substantial Completion of the Premises caused by (i) Tenant Delays (as defined in the Tenant Work Letter), (ii) inability to obtain or delays in obtaining necessary permits, and/or (iii) any other one or more Force Majeure Events (as defined in Article 10).

2.2    Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition on the Commencement Date.

2.3    The taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at such time, except for latent defects. As used in this Lease, a “latent defect” is a design or construction defect or error in the Premises which is not apparent upon an ordinary and reasonable inspection of the Premises. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the condition of the Building, the Premises, the land upon which the Building is constructed, or any other matter or thing affecting or related to the Building or the Premises, except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in this Lease.

2.4    Notwithstanding Section 2.3 above, Landlord warrants that the roof, structural components of the Building, HVAC system, electrical and plumbing systems, elevator, parking lot or site lighting (the “Covered Items”), other than those constructed by Tenant, shall be in good operating condition on the date of Substantial Completion of the Premises. If a non-compliance with such warranty exists as of such date, or if one of such Covered Items should malfunction or fail within sixty (60) days after such date, Landlord shall, as Landlord’s sole obligation with respect to such matter, promptly after receipt of written notice from Tenant setting forth in reasonable detail the nature and extent of such non-compliance, malfunction or failure, rectify the same at Landlord’s expense. If Tenant does not give Landlord the required notice within sixty (60) days after the date of Substantial Completion of the Premises, Landlord shall have no obligation with respect to that warranty other than obligations regarding the Covered Items set forth elsewhere in this Lease.

2.5    Tenant may move into and commence business operations at the Premises prior to the Commencement Date. The period from that commencement of business operations to the Commencement Date shall be referred to herein as the “Beneficial Occupancy Period” and such period shall be governed by the terms of this Section 2.5. Tenant shall not be required to pay Base Rent during the Beneficial Occupancy Period, however, all other terms and conditions of this Lease and obligations of Landlord and Tenant hereunder shall apply throughout the Beneficial Occupancy Period. Without limiting the generality of the foregoing, Tenant shall pay for Tenant’s Share of Operating Expenses (as those terms are defined below), Tenant’s Tax Share of Taxes (as those terms are defined below) and any above-standard services such as after-hours HVAC charges (as described in Article 6 hereof, but excluding any such services provided in connection with the performance of the Tenant Improvements) throughout the Beneficial Occupancy Period.

ARTICLE 3.

USE, NUISANCE, OR HAZARD

3.1    The Premises shall be used and occupied by Tenant solely for general office, research and development, biological research, laboratory and general administrative purposes consistent with a first-class office building and for no other purposes without the prior written consent of Landlord. Notwithstanding the foregoing, Tenant may construct a Vivarium (as defined in Exhibit I attached hereto) containing not more than 2,500 square feet of rentable area within the Premises as part of the Tenant Improvements. The use and construction of the Vivarium shall be subject to all of the terms and conditions of this Lease and, in addition, the provisions of Exhibit I attached hereto. Tenant shall design and construct the Tenant Improvements (and any alterations thereof pursuant to Article 15, below) for the laboratory area and the Vivarium such that they include fire detection and extinguishing systems, air filtration systems and containment (including without limitation chemical storage areas) design and systems appropriate for such uses, including without limitation those required by Applicable Laws.

3.2    Tenant shall not use, occupy, or permit the use or occupancy of the Premises for any purpose which Landlord, in its reasonable discretion, deems to be illegal, immoral, or dangerous; permit any public or private nuisance; do or permit any act or thing which may disturb the quiet enjoyment of any other tenant of the Project; keep any substance or carry on or permit any operation which might introduce offensive odors or conditions into other portions of the Project, use any apparatus which might make undue noise or set up vibrations in or about the Project; permit anything to be done which would increase the premiums paid by Landlord for special causes of loss form property insurance on the Project or its contents or cause a cancellation of any insurance policy covering the Project or any part thereof or any of its contents; or permit anything to be done which is prohibited by or which shall in any way conflict with any law, statute, ordinance, or governmental rule, regulation or covenants, conditions and restrictions affecting the Project, including without limitation the CC&R’s (as defined below) now or hereinafter in force. Should Tenant do any of the foregoing without the prior written consent of Landlord, and the same is not cured within ten (10) business days after notice from Landlord (which ten (10) business day period shall be subject to extension if the nature of the breach is such that it is not possible to cure the same within such ten (10) business day period so long as the Tenant commences the cure of such breach within such ten (10) business day period and diligently prosecutes the same to completion) it shall constitute an Event of Default (as hereinafter defined) and shall enable Landlord to resort to any of its remedies hereunder.

3.3    The ownership, operation, maintenance and use of the Project may in the future be subject to certain conditions and restrictions contained in an instrument (“CC&R’s”) recorded or to be recorded against title to the Project. Tenant agrees that regardless of when those CC&R’s are so recorded, this Lease and all provisions hereof shall be subject and subordinate thereto and Tenant shall comply therewith, provided that such CC&R’s do not materially increase Tenant’s costs or obligations or materially decrease Tenant’s rights or privileges under this Lease. Accordingly, as a consequence of that subordination, during any period in which the entire Project is not owned by Landlord, (a) the portion of Operating Expenses and Taxes for the Common Areas shall be allocated among the owners of the Project as provided in the CC&R’s, and (b) the CC&R’s shall govern the maintenance and insuring of the portions of the Project not owned by Landlord. Tenant shall, promptly upon request of Landlord, sign all documents reasonably required to carry out the foregoing into effect.

ARTICLE 4.

RENT

4.1    Tenant hereby agrees to pay Landlord the Base Rent. For purposes of Rent adjustment under the Lease, the number of months is measured from the first day of the calendar month in which the Commencement Date falls. Each monthly installment (the “Monthly Rent”) shall be payable by check or by money order on or before the first day of each calendar month. In addition to the Base Rent, Tenant also agrees to pay Tenant’s Share of Operating Expenses and Taxes, and any and all other sums of money as shall become due and payable by Tenant to Landlord as set forth in this Lease, all of which shall constitute additional rent under this Lease (the “Additional Rent”). Landlord expressly reserves the right to apply any payment received to Base Rent or any other items of Rent that are not paid by Tenant. The Base Rent, the Monthly Rent and the Additional Rent are sometimes hereinafter collectively called “Rent” and shall be paid when due in lawful money of the United States without demand, deduction, abatement, or offset (except as otherwise expressly provided in this Lease) to the addresses for the rental payment set forth in the Basic Lease Information, or as Landlord may designate from time to time.

4.2    In the event any Monthly or Additional Rent or other amount payable by Tenant to Landlord hereunder is not paid within five (5) days after its due date, Tenant shall pay to Landlord a one-time late charge (the “Late Charge”), as Additional Rent, in an amount of five percent (5%) of the amount of such late payment. Failure to pay any Late Charge shall be deemed a Monetary Default (as hereinafter defined). Provision for the Late Charge shall be in addition to all other rights and remedies available to Landlord hereunder, at law or in equity, and shall not be construed as liquidated damages or limiting Landlord’s remedies in any manner. Failure to charge or collect such Late Charge in connection with any one (1) or more such late payments shall not constitute a waiver of Landlord’s right to charge and collect such Late Charges in connection with any other similar or like late payments. Notwithstanding the foregoing provisions of this Section 4.2, the Late Charge shall not be imposed with respect to the first late payment in the twelve (12) months following the Commencement Date or with respect to the first late payment in any succeeding twelve (12) month period during the Term unless the applicable payment due from Tenant is not received by Landlord within five (5) days following written notice from Landlord that such payment was not received when due. Following the first such written notice from Landlord in the twelve (12) months following the Commencement Date and the first such written notice in any succeeding twelve (12) month period during the Term (but regardless of whether such payment has been received within such five (5) day period), the Late Charge will be imposed without notice for any subsequent payment due from Tenant during such applicable twelve (12) month period which is not received within five (5) days after its due date.

4.3    Simultaneously with the execution hereof, Tenant shall deliver to Landlord (i) the Rent Payable Upon Execution as payment of Base Rent for the seventh full month of the Term and Monthly Escalation Payment and Monthly Tax Payment for the first full month of the Term due hereunder and (ii) an amount equal to the Security Deposit Amount to be held by Landlord as security for Tenant’s faithful performance of all of the terms, covenants, conditions, and obligations required to be performed by Tenant hereunder (the “Security Deposit”). The Security Deposit shall be held by Landlord as security for the performance by Tenant of all of the covenants of this Lease to be performed by Tenant and Tenant shall not be entitled to interest thereon. The Security Deposit is not an advance rent deposit, an advance payment of any other kind, or a measure of Landlord’s damages in any case of Tenant’s default. If Tenant fails to perform any of the covenants of this Lease to be performed by Tenant, including without limitation the provisions relating to payment of Rent, the removal of property at the end of the Term, the repair of damage to the Premises caused by Tenant, and the cleaning of the Premises upon termination of the tenancy created hereby, then Landlord shall have the right, but no obligation, to apply the Security Deposit, or so much thereof as may be necessary, for the payment of any Rent or any other sum in default and/or to cure any other such failure by Tenant. If Landlord applies the Security Deposit or any part thereof for payment of such amounts or to cure any such other failure by Tenant, then Tenant shall immediately pay to Landlord the sum necessary to restore the Security Deposit to the full amount then required by this Section 4.3. Landlord’s obligations with respect to the Security Deposit are those of a debtor and not a trustee. Landlord shall not be required to maintain the Security Deposit separate and apart from Landlord’s general or other funds and Landlord may commingle the Security Deposit with any of Landlord’s general or other funds. Upon termination of the original Landlord’s or any successor owner’s interest in the Premises or the Building, the original Landlord or such successor owner shall be released from further liability with respect to the Security Deposit upon the original Landlord’s or such successor owner’s transfer of the Security Deposit to the successor owner and otherwise complying with California Civil Code Section 1950.7. Subject to the foregoing, Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which (a) establish a time frame within which a landlord must refund a security deposit under a lease, and/or (b) provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage caused by the default of Tenant under this Lease, including without limitation all damages or Rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code. If no Event of Default exists, the unused portion of the Security Deposit shall be returned to Tenant or the last assignee of Tenant’s interest under this Lease within thirty (30) days following expiration or termination of the Term of this Lease.

4.4    If the Term commences on a date other than the first day of a calendar month or expires or terminates on a date other than the last day of a calendar month, the Rent for any such partial month shall be prorated to the actual number of days in such partial month.

4.5    All Rents and any other amount payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the date due until paid at a rate equal to the prime commercial rate established from time to time by Bank of America, plus four percent (4%) per annum; but not in excess of the maximum legal rate permitted by law. Failure to charge or collect such interest in connection with any one (1) or more delinquent payments shall not constitute a waiver of Landlord’s right to charge and collect such interest in connection with any other or similar or like delinquent payments.

4.6    Intentionally omitted.

4.7    No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

ARTICLE 5.

RENT ADJUSTMENT

5.1    Definitions.

(a)    “Operating Expenses”, as said term is used herein, shall mean all reasonable expenses, costs, and disbursements of every kind and nature which Landlord shall actually pay because of or in connection with the ownership, operation, management, security, repair, restoration, replacement, or maintenance of the Project, or any portion thereof. Operating Expenses shall be computed in accordance with generally accepted real estate practices, consistently applied, and shall include, but not be limited to, the items as listed below:

(i)    Wages, salaries, other compensation and any and all taxes, insurance and benefits of, the Project manager and of all other employees of Landlord below the level of Project manager engaged in the operation, maintenance and security of the Project (reasonably prorated for employees who do not work one hundred percent (100%) at the Project);

(ii)    Payments under any equipment rental agreements or management agreements, including without limitation the cost of any actual or charged management fee and all expenses for the Project management office including rent, office supplies, and materials therefor;

(iii)    Costs of all supplies, equipment, materials, and tools and amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property to the extent used in the maintenance, operation and repair of the Project, or any portion thereof;

(iv)    All costs incurred in connection with the operation, maintenance, and repair of the Project including without limitation, the following: (A) the cost of operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (B) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (C) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which are reasonably anticipated by Landlord to increase Operating Expenses, and the cost incurred in connection with a transportation system management program or similar program; and (D) the cost of landscaping, decorative lighting, and relamping, the cost of maintaining fountains, sculptures, bridges; and (E) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Taxes” as that term is defined below.

(v)    The cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary, storm drainage systems, communication systems and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith.

(vi)    Costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”);

(vii)    The cost of all insurance carried by Landlord in connection with the Project as reasonably determined by Landlord, including without limitation commercial general liability insurance, physical damage insurance covering damage or other loss caused by fire, earthquake, flood or other water damage, explosion, vandalism and malicious mischief, theft or other casualty, rental interruption insurance and such insurance as may be required by any lessor under any present or future ground or underlying lease of the Building or Project or any unaffiliated, institutional holder of a mortgage, deed of trust or other encumbrance now or hereafter in force against the Building or Project or any portion thereof, and any deductibles payable thereunder; including, without limitation, Landlord’s cost of any self-insurance deductible or retention; provided that Landlord’s cost of any self-insurance shall not exceed the cost that would have been payable for a policy covering the same risks as to which Landlord is self-insuring;

(viii)    Capital improvements made to or capital assets acquired for the Project, or any portion thereof, after the Commencement Date that (1) are intended to reduce Operating Expenses, or (2) are necessary for the health, safety and/or security of the Project, its occupants and visitors and are deemed advisable in the reasonable judgment of Landlord, or (3) are Conservation Costs, or (4) are required under any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, conditions of approval and requirements of all federal, state, county, municipal and governmental authorities and all administrative or judicial orders or decrees and all permits, licenses, approvals and other entitlements issued by governmental entities, and rules of common law, relating to or affecting the Project, the Premises or the Building or the use or operation thereof, whether now existing or hereafter enacted, including, without limitation, the Americans with Disabilities Act of 1990, 42 USC 12111 et seq. (the “ADA”) as the same may be amended from time to time, all Environmental Requirements (as hereinafter defined), and any CC&R’s, or any corporation, committee or association formed in connection therewith, or any supplement thereto recorded in any official or public records with respect to the Project or any portion thereof (collectively, “Applicable Laws”) (except for capital repairs, replacements or other improvements to remedy a condition existing prior to the Commencement Date which an applicable governmental authority, if it had knowledge of such condition prior to the Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Commencement Date and pursuant to the then-current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Commencement Date), which capital costs, or an allocable portion thereof, shall be amortized over the useful life of the capital improvement in question as reasonably determined by Landlord, together with interest on the unamortized balance at a rate reasonably determined by Landlord;

(ix)    fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees, legal fees and accounting fees, of all contractors, engineers, consultants and other persons engaged by Landlord or otherwise incurred by or charged by Landlord in connection with the management, operation, maintenance and repair of the Buildings and the Project; and

(x)    payments, fees or charges under the CC&R’s and any easement, license, operating agreement, declaration, restricted covenant, or instrument pertaining to the sharing of costs by the Project, or any portion thereof.

Expressly excluded from Operating Expenses are the following items:

(xi)    Repairs and restoration paid for by the proceeds of any insurance policies or amounts otherwise reimbursed to Landlord or paid by any other source (other than by tenants paying their share of Operating Expenses);

(xii)    Principal, interest, and other costs directly related to financing the Project or ground lease rental or depreciation;

(xiii)    The cost of special services to tenants (including Tenant) for which a special charge is made;

(xiv)    The costs of repair of casualty damage or for restoration following condemnation to the extent covered by insurance proceeds or condemnation awards;

(xv)    The costs of any capital expenditures except as expressly permitted to be included in Operating Expenses as provided under clauses (vii), and (viii) above;

(xvi)    Advertising and leasing commissions; costs, including permit, license and inspection costs and supervision fees, incurred with respect to the installation of tenant improvements within the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space within the Project or promotional or other costs in order to market space to potential tenants;

(xvii)    The legal fees and related expenses and legal costs incurred by Landlord (together with any damages awarded against Landlord) due to the bad faith violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project;

(xviii)    Costs incurred: (x) to comply with Applicable Laws with respect to any Biological Materials (as defined below) or Hazardous Materials (as defined below) which were in existence in, on, under or about the Project (or any portion thereof) prior to the Commencement Date; and/or (y) with respect to Biological Materials or Hazardous Materials which are disposed of or otherwise introduced into, on, under or about the Project after the date hereof by Landlord or Landlord’s affiliates or their agents, employees, contractors or invitees; provided, however, Operating Expenses shall include costs incurred in connection with the clean-up, remediation, monitoring, management and administration of (and defense of claims related to) the presence of (1) Hazardous Materials used by Landlord (provided such use is not negligent and is in compliance with Applicable Laws) in connection with the operation, repair and maintenance of the Project to perform Landlord’s obligations under this Lease (such as, without limitation, fuel oil for generators, cleaning solvents, and lubricants) and which are customarily found or used in Comparable Buildings and (2) Biological Materials or Hazardous Materials created, released or placed in the Premises, Building or the Project by Tenant (or Tenant’s affiliates or their tenants, contractors, employees or agents) prior to or after the Commencement Date;

(xix)    The attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project;

(xx)    The expenses in connection with services or other benefits which are not available to Tenant;

(xxi)    The overhead and profit paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Project to the extent the same exceeds the costs of such goods and/or services rendered by qualified, unaffiliated third parties on a competitive basis;

(xxii)    The costs arising from Landlord’s charitable or political contributions;

(xxiii)    The costs (other than ordinary maintenance and insurance) for sculpture, paintings and other objects of art;

(xxiv)    The interest and penalties resulting from Landlord’s failure to pay any items of Operating Expense when due;

(xxv)    The Landlord’s general corporate overhead and general and administrative expenses, costs of entertainment, dining, automobiles or travel for Landlord’s employees, and costs associated with the operation of the business of the partnership or entity which constitutes Landlord as the same are distinguished from the costs of the operation of the

Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, costs of any disputes between Landlord and its employees (if any) not engaged in the operation of the Project, disputes of Landlord with management, or outside fees paid in connection with disputes with other Project tenants or occupants (except to the extent such dispute is based on Landlord’s good faith efforts to benefit Tenant or meet Landlord’s obligations under this Lease);

(xxvi)    The costs arising from the gross negligence or willful misconduct of Landlord or its affiliates or their agents, employees, contractors or invitees;

(xxvii)    The management office rental to the extent such rental exceeds the fair market rental for such space;

(xxviii)    The costs of correction of any defects in the Project to the extent covered by warranties, indemnities or service contracts;

(xxix)    The costs of Landlord’s membership in professional organizations (such as, by way of example and without limitation, BOMA) in excess of $2,500.00 per year.

(xxx)    Depreciation, amortization and interest payments, except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party to the extent such depreciation, amortization and interest payments would otherwise have been included in the charge for such third parties’ services and any interest expressly included in Section 5.1(a)(viii);

(xxxi)    Insurance deductibles or self-insurance retention or uninsured casualty damage which in any Lease Year exceed $50,000 with respect to the Building; provided, however, if the amount of the deductible exceeds that annual limitation, Landlord may carry over the unrecovered portion of any deductible into the subsequent lease years and recover them from Tenant subject to the annual limitation provided for in this Section 5.1(a)(xxxi);

(xxxii)    Management fees retained by Landlord or its affiliates in excess of an amount equal to four percent (4%) of all gross receipts for the Project;

(xxxiii)    Any costs or expenses of any kind or nature which are exclusively related to or for any other building forming part of the Project (other than the Building); and

(xxxiv)    Reserves for future expenses; provided, however, the foregoing shall not prohibit Landlord from passing through to Tenant (as an Operating Expense) items includable in Operating Expenses pursuant to the Lease once such items have been purchased from an existing reserve or once the expenses covered by such reserve have been incurred.

(b)    “Taxes” shall mean all real property taxes, ad valorem taxes, personal property taxes, and all other taxes, assessments, embellishments, use and occupancy taxes, transit taxes, water, sewer and pure water charges not included in Section 5.1.(a)(v) above, excises, levies, license fees or taxes, and all other similar charges, levies, penalties, or taxes, if any, which are levied, assessed, or imposed, by any Federal, State, county, or municipal authority, whether by taxing districts or authorities presently in existence or by others subsequently created, upon, or due and payable in connection with, or a lien upon, all or any portion of the Project, or facilities used in connection therewith, and rentals or receipts therefrom and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in its definition of Taxes, and any costs and expenses of contesting the validity of same. Taxes shall include, without limitation: (i) Any tax on the gross rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises, the tenant improvements in the Premises, or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; (v) All of the real estate taxes and assessments imposed upon or with respect to the Buildings and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project, and (vi) assessments attributable to the Project by any governmental or quasi-governmental agency that Landlord is required to pay. Notwithstanding anything to the contrary contained in this Section 5.1(b), there shall be excluded from Taxes (1) all excess profits taxes, franchise taxes, documentary transfer taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (2) any items included as Operating Expenses, and (3) any items paid by Tenant under Section 17.1 of this Lease, (4) tax penalties, fines, interest or charges incurred as a result of Landlord’s failure to make payments and/or to file any tax or informational returns when due, and (5) any taxes or assessment expenses or any increase therein (A) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest possible term or (B) imposed on land or improvements other than the Project.

(c)    “Lease Year” shall mean the twelve (12) month period commencing January 1st and ending December 31st.

(d)    “Tenant’s Building Percentage” shall mean Tenant’s percentage of the entire Building as determined by dividing the rentable area of the Premises by the total rentable area of the Building. If there is a change in the total Building rentable area as a result of an addition to the Building, partial destruction, modification or similar cause, which event causes a reduction or increase on a permanent basis, Landlord shall cause adjustments in the computations as shall be necessary to provide for any such changes. Landlord shall, at Landlord’s option, have the right to segregate Operating Expenses into two (2) separate categories, one (1) such category, to be applicable only to Operating Expenses incurred for the Building and the other category applicable to Operating Expenses incurred for the Common Areas and/or the Project as a whole. If Landlord so segregates Operating Expenses into two (2) categories, two (2) Tenant’s Building Percentages shall apply, one (1) such Tenant’s Building Percentage shall be calculated by dividing the rentable area of the Premises by the total Rentable area in the Building (“Tenant’s Building Only Percentage”), and the other Tenant’s Building Percentage to be calculated by dividing the rentable area of the Premises by the total rentable area of all buildings in the Project (“Tenant’s Common Area Building Percentage”). Consequently, if Landlord elects to so segregate Operating Expenses into two (2) categories, any reference in this Lease to “Tenant’s Building Percentage” shall mean and refer to both Tenant’s Building Only Percentage and Tenant’s Common Area Building Percentage of Operating Expenses.

(e)    “Tenant’s Tax Percentage” shall mean the percentage determined by dividing the rentable area of the Premises by the total rentable area of all buildings in the Project.

(f)    “Market Area” shall mean the Redwood Shores submarket of Redwood City, California (the “City”).

(g)    “Comparable Buildings” shall mean comparable Class “A” office/R&D use buildings owned by institutions in the Market Area.

5.2    Tenant shall pay to Landlord, as Additional Rent, Tenant’s Share (as hereinafter defined) of the Operating Expenses. “Tenant’s Share” shall be determined by multiplying Operating Expenses for any Lease Year or pro rata portion thereof, by Tenant’s Building Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Share will be for such Lease Year based, in part, on Landlord’s operating budget for such Lease Year, and Tenant shall pay Tenant’s Share as so estimated each month (the “Monthly Escalation Payments”). The Monthly Escalation Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.

5.3    Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Operating Expenses incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Share of such Operating Expenses. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Share of Operating Expenses and the amount of Monthly Escalation Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement (except as provided in Section 5.4 below); similarly, Tenant shall receive a credit if Tenant’s Share of Operating Expenses is less than the amount of Monthly Escalation Payments collected by Landlord during said Lease Year, such credit to be applied to future Rent to become due hereunder. If utilities, janitorial services or any other components of Operating Expenses increase during any Lease Year, Landlord may revise Monthly Escalation Payments due during such Lease Year by giving Tenant written notice to that effect; and thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of the revised difference in Operating Expenses multiplied by Tenant’s Building Percentage divided by the number of months remaining in such Lease Year.

5.4    Within ninety (90) days following Tenant’s receipt of the Operating Expense statement or Taxes statement, Tenant may give Landlord notice (the “Review Notice”) stating that Tenant elects to review Landlord’s calculation of the amount of Operating Expenses or Taxes payable by Tenant for the Lease Year to which such statement applies and identifying with reasonable specificity the records of Landlord reasonably relating to such matters that Tenant desires to review. Tenant may not deliver more than one (1) Review Notice with respect to any Lease Year. If Tenant fails to give Landlord such a Review Notice within that ninety (90) day period, Tenant shall be deemed to have approved the applicable statement. If Tenant timely gives the Review Notice, Tenant shall be entitled to conduct or require an audit to be conducted, provided that (a) not more than one (1) such audit may be conducted during any Lease Year of the Term, (b) the records for each Lease Year may be audited only once, (c) such audit is commenced within ninety (90) days following Tenant’s receipt of the applicable statement, and (d) such audit is completed and a copy thereof is delivered to Landlord within one hundred eighty (180) days following Tenant’s receipt of the applicable statement. Tenant’s auditor must be a member of a nationally recognized accounting firm and must not charge a fee based on the amount that the accountant is able to save Tenant by the inspection. As a condition precedent to any inspection by Tenant’s accountant, Tenant shall deliver to Landlord a copy of Tenant’s written agreement with such accountant, which agreement shall include provisions which state that (i) Landlord is an intended third party beneficiary of such agreement, (ii) such accountant will not in any manner solicit any other tenant of the Project with respect to an audit or other review of Landlord’s accounting records at the Project, and (iii) such accountant shall maintain in strict confidence any and all information obtained in connection with the review and shall not disclose such information to any person or entity other than to the management personnel of Tenant. An overcharge of Operating Expenses or Taxes by Landlord shall not entitle Tenant to terminate this Lease. No subtenant shall have the right to audit. Any assignee’s audit right will be limited to the period after the effective date of the assignment. No audit shall be permitted if an Event of Default by Tenant has occurred and is continuing under this Lease, including without limitation any failure by Tenant to pay any amount due under this Article 5. If Landlord responds to any such audit with an explanation of any issues raised in the audit, such issues shall be deemed resolved unless Tenant responds to Landlord with further written objections within thirty (30) days after receipt of Landlord’s response to the audit. In no event shall payment of Rent ever be contingent upon the performance of such audit. For purposes of any audit, Tenant or Tenant’s duly authorized representative, at Tenant’s sole cost and expense, shall have the right, upon ten (10) days’ written notice to Landlord, to inspect Landlord’s books and records pertaining to Operating Expenses and Taxes at the offices of Landlord or Landlord’s managing agent during ordinary business hours, provided that such audit must be conducted so as not to interfere with Landlord’s business operations and must be reasonable as to scope and time. If actual Operating Expenses or Taxes are finally determined (by agreement of the parties or arbitration) to have been overstated or understated by Landlord for any calendar year, then the parties shall within thirty (30) days thereafter make such adjustment payment or refund as is applicable, and if actual Operating Expenses and Taxes are finally determined (by agreement of the parties or arbitration) to have been overstated by Landlord for any calendar year by in excess of seven percent (7%), then Landlord shall pay the reasonable cost of Tenant’s audit, not to exceed $3,000.00.

5.5    If the occupancy of the Building during any part of any Lease Year is less than one hundred percent (100%), Landlord shall make an appropriate adjustment of the variable components of Operating Expenses for that Lease Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Building been one hundred percent (100%) occupied. This amount shall be considered to have been the amount of Operating Expenses for that Lease Year. For purposes of this Section 5.5, “variable components” include only those component expenses that are affected by variations in occupancy levels.

5.6    Tenant shall pay to Landlord, as Additional Rent, “Tenant’s Tax Share” (as hereinafter defined) of the Taxes. “Tenant’s Tax Share” shall be determined by multiplying Taxes for any Lease Year or pro rata portion thereof, by Tenant’s Tax Percentage. Landlord shall, in advance of each Lease Year, estimate what Tenant’s Tax Share will be for such Lease Year and Tenant shall pay Tenant’s Tax Share as so estimated each month (the “Monthly Tax Payments”). The Monthly Tax Payments shall be due and payable at the same time and in the same manner as the Monthly Rent.

5.7    Landlord shall, within one hundred fifty (150) days after the end of each Lease Year, or as soon thereafter as reasonably possible, provide Tenant with a written statement of the actual Taxes incurred during such Lease Year for the Project and such statement shall set forth Tenant’s Tax Share of such Taxes. Tenant shall pay Landlord, as Additional Rent, the difference between Tenant’s Tax Share of Taxes and the amount of Monthly Tax Payments made by Tenant attributable to said Lease Year, such payment to be made within thirty (30) days of the date of Tenant’s receipt of said statement; similarly, Tenant shall receive a credit if Tenant’s Tax Share is less than the amount of Monthly Tax Payments collected by Landlord during said Lease Year, such credit to be applied to future Rent to become due hereunder. If Taxes increase during any Lease Year, Landlord may revise Monthly Tax Payments due during such Lease Year by giving Tenant written notice to that effect; and, thereafter, Tenant shall pay, in each of the remaining months of such Lease Year, a sum equal to the amount of revised difference in Taxes multiplied by Tenant’s Tax Percentage divided by the number of months remaining in such Lease Year. Despite any other provision of this Article 5, Landlord may adjust Operating Expenses and/or Taxes and submit a corrected statement to account for Taxes or other government public-sector charges (including utility charges) that are for that given year but that were first billed to Landlord after the date that is ten (10) business days before the date on which the statement was furnished.

5.8    If the Taxes for any Lease Year are changed as a result of protest, appeal or other action taken by a taxing authority, the Taxes as so changed shall be deemed the Taxes for such Lease Year. Any expenses incurred by Landlord in attempting to protest, reduce or minimize Taxes shall be included in Taxes in the Lease Year in which those expenses are paid. Landlord shall have the exclusive right to conduct such contests, protests and appeals of the Taxes as Landlord shall determine is appropriate in Landlord’s sole discretion.

5.9    Tenant’s obligation with respect to Additional Rent and the payment of Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes shall survive the Expiration Date or Termination Date of this Lease.

ARTICLE 6.

SERVICES TO BE PROVIDED BY LANDLORD

6.1    Subject to Articles 5 and 10 herein, under this Lease, Landlord agrees to furnish or cause to be furnished to the Premises the utilities and services described in the Standards for Utilities and Services, attached hereto as Exhibit G, subject to the conditions and in accordance with the standards set forth herein.

6.2    Landlord shall not be liable for any loss or damage arising or alleged to arise in connection with the failure, stoppage, or interruption of any such services; nor shall the same be construed as an eviction of Tenant, work an abatement of Rent, entitle Tenant to any reduction in Rent, or relieve Tenant from the operation of any covenant or condition herein contained; it being further agreed that Landlord reserves the right to discontinue temporarily such services or any of them at such times as may be necessary by reason of repair or capital improvements performed within the Project, accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, lockouts, riots, acts of God, or any other happening or occurrence beyond the reasonable control of Landlord. In the event of any such failure, stoppage or interruption of services, Landlord shall use reasonable diligence to have the same restored. Neither diminution nor shutting off of light or air or both, nor any other effect on the Project by any structure erected or condition now or hereafter existing on lands adjacent to the Project, shall affect this Lease, abate Rent, or otherwise impose any liability on Landlord. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.3    Landlord shall have the right to reduce heating, cooling, or lighting within the Premises and in the public area in the Building as required by any fuel or energy-saving program mandated by Applicable Law.

6.4    Unless otherwise provided by Landlord, Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of and payment of all telephone and facsimile services as may be required by Tenant in the use of the Premises. Tenant shall directly pay for such telephone and facsimile services as may be required by Tenant in the use of the Premises, including the establishment and connection thereof, at the rates charged for such services by said authority or utility; and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.

6.5    Landlord shall have the exclusive right, but not the obligation, to provide any locksmithing services, and Landlord shall also have the non-exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including without limitation additional repairs and maintenance, provided that Tenant shall pay to Landlord upon billing, the sum of all reasonable costs to Landlord of such additional services plus an administration fee agreed upon in advance by Landlord and Tenant (provided that the administrative fee for Landlord’s locksmithing services shall not exceed three percent (3%) of the actual out-of-pocket costs of such services). If Tenant requests the Landlord provide locksmithing services and Landlord declines, then Tenant shall not be obligated to use Landlord’s locksmithing services. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.6    At all times during the Term Landlord shall have the right to select the utility company or companies that shall provide electric, telecommunication and/or other utility services to the Premises and, subject to all Applicable Laws, Landlord shall have the right at any time and from time to time during the Term to either (a) contract for services from electric, telecommunication and/or other utility service provider(s) other than the provider with which Landlord has a contract as of the date of this Lease (the “Current Provider”), or (b) continue to contract for services from the Current Provider. The cost of such utility services and any energy management and procurements services in connection therewith shall be Operating Expenses.

6.7    If Tenant is billed directly by a public utility with respect to Tenant’s electrical usage at the Premises, upon request from time to time, Tenant shall provide monthly electrical utility usage for the Premises to Landlord for the period of time requested by Landlord (in electronic or paper format) or, at Landlord’s option, provide any written authorization or other documentation required for Landlord to request information regarding Tenant’s electricity usage with respect to the Premises directly from the applicable utility company; provided that Landlord shall keep such information confidential.

6.8    Notwithstanding anything to the contrary in Section 6.2 or elsewhere in this Lease, if (a) Landlord fails to provide Tenant with the utility services or elevator service described in Section 6.1, (b) such failure is not due to any one or more Force Majeure Events or to an event covered by Article 19, (c) Tenant has given Landlord reasonably prompt written notice that such failure is unreasonably interfering with Tenant’s use of the Premises and (d) as a result of such failure all or any part of the Premises are rendered not reasonably usable by Tenant (and, as a result, all or such part of the Premises are not used by Tenant during the applicable period) for more than five (5) consecutive business days, then Tenant shall be entitled to an abatement of Rent proportional to the extent to which the Premises are thereby rendered unusable by Tenant, commencing with the later of (i) the sixth (6th) business day during which such unusability continues or (ii) the sixth (6th) business day after Landlord receives such notice from Tenant, until the Premises (or part thereof affected) are again reasonably usable or until Tenant again uses the Premises (or part thereof rendered unusable) in its business, whichever first occurs. The foregoing rental abatement shall be Tenant’s exclusive remedy therefor. Notwithstanding the foregoing, the provisions of Article 19 below and not the provisions of this subsection shall govern in the event of casualty damage to the Premises or Project and the provisions of Article 20 below and not the provisions of this subsection shall govern in the event of condemnation of all or a part of the Premises or Project.

ARTICLE 7.

REPAIRS AND MAINTENANCE BY LANDLORD

7.1    Landlord shall provide for the cleaning and maintenance of the public portions of the Project in keeping with the ordinary standard for Comparable Buildings as part of Operating Expenses. Unless otherwise expressly stipulated herein, Landlord shall not be required to make any improvements or repairs of any kind or character to the Premises during the Term, except such repairs as may be required to the exterior walls, corridors, windows, roof, integrated Building utility and mechanical systems and other Base Building (as defined below) elements and other structural elements and equipment of the Project, and subject to Section 13.4, below, such additional maintenance as may be necessary because of the damage caused by persons other than Tenant, its agents, employees, licensees, or invitees. As used in this Lease, the “Base Building” shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building.

7.2    Landlord or Landlord’s officers, agents, and representatives (subject to any security regulations imposed by any governmental authority) shall have the right to enter all parts of the Premises at all reasonable hours upon reasonable prior notice to Tenant (which notice shall not be less than twenty-four (24) hours in advance, except in an emergency) to inspect, clean, make repairs, alterations, and additions to the Project or the Premises which it may deem necessary or desirable, to make repairs to adjoining spaces, to cure any defaults of Tenant hereunder that Landlord elects to cure pursuant to Section 22.5, below, to post notices of nonresponsibility, to show the Premises to prospective tenants (during the final nine (9) months of the Term or at any time after the occurrence of an Event of Default that remains uncured), mortgagees or purchasers of the Building, or to provide any service which it is obligated or elects to furnish to Tenant; and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Landlord shall have the right to enter the Premises at any time and by any means in the case of an emergency. In connection with any entry into the Premises except in the case of an emergency or after the entry of judgment in favor of Landlord for unlawful detainer due to an Event of Default by Tenant, Landlord shall comply with Tenant’s reasonable security measures and operating procedures and shall use reasonable efforts to minimize any disruption to Tenant. Furthermore, notwithstanding anything to the contrary contained in this Lease, Tenant reserves right to require that a representative of the Tenant accompany the Landlord and all such other parties at all times while gaining access to the Premises; provided that Tenant’s failure to make a Tenant employee available at the time of Landlord’s entry into the Premises shall not limit Landlord’s or Landlord’s officers, agents, representatives’ right to enter the Premises.

7.3    Except as otherwise expressly provided in this Lease, Landlord shall not be liable for any failure to make any repairs or to perform any maintenance and there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, and equipment therein. Tenant hereby waives all rights it would otherwise have under California Civil Code

Sections 1932(1) and 1942(a), or any similar law, statute or ordinance now or hereafter in effect, to make repairs at Landlord’s expense, to deduct repair costs from Rent and/or terminate this Lease as the result of any failure by Landlord to maintain or repair.

ARTICLE 8.

REPAIRS AND CARE OF PREMISES BY TENANT

8.1    If the Building, the Project, or any portion thereof, including but not limited to, the elevators, boilers, engines, pipes, and other apparatus, or members of elements of the Building (or any of them) used for the purpose of climate control of the Building or operating of the elevators, or of the water pipes, drainage pipes, electric lighting, or other equipment of the Building or the roof or outside walls of the Building and also the Premises improvements, including but not limited to, the carpet, wall coverings, doors, and woodwork, become damaged or are destroyed through the negligence, or intentional misuse of Tenant, its servants, agents, employees, or anyone permitted by Tenant to be in the Building, or through it or them, then the reasonable cost of the necessary repairs, replacements, or alterations shall be borne by Tenant who shall pay the same to Landlord as Additional Rent within ten (10) business days after demand, subject to Section 13.4 below. Landlord shall have the exclusive right, but not the obligation, to make any repairs necessitated by such damage. In performing such repairs, Landlord shall use its reasonable efforts to minimize any disruption to Tenant.

8.2    Subject to Section 13.4 below, Tenant agrees, at its sole cost and expense, to repair or replace any damage or injury done to the Project, or any part thereof, caused by the negligence or willful misconduct of Tenant, Tenant’s agents, employees, licensees, or invitees which Landlord elects not to repair. Tenant shall not injure the Project or the Premises and, at Tenant’s sole cost and expense, shall maintain the Premises, including without limitation all improvements, fixtures and furnishings therein, and the floor or floors on which the Premises are located, in good order, repair and condition at all times during the Term. Notwithstanding the foregoing, Landlord shall perform and construct, and Tenant shall have no responsibility to perform or construct, any repair, maintenance or improvements (i) required as a consequence of any violation of any Laws or construction defects in the Premises, the Building or the Project as of the Commencement Date, (ii) which could be treated as a “capital expenditure” under generally accepted accounting principles, except to the extent the capital expenditure is required due to a Trigger Event (as defined in Section 34.1 below), and (iii) to any portion of the Building or the Project outside of the demising walls of the Premises; provided that (a) the cost to Landlord of such repair, maintenance or improvements shall be included in Operating Expenses, subject to the terms of Article 5, and (b) to the extent any repair, maintenance or improvements are required to any portion of the Building or the Project outside of the demising walls of the Premises due to a Trigger Event, Tenant shall be solely responsible for the cost thereof. If an Event of Default occurs because Tenant fails to keep such elements of the Premises in such good order, condition, and repair as required hereunder to the satisfaction of Landlord, Landlord may restore the Premises to such good order and condition and make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s property or business by reason thereof, and within ten (10) business days after completion thereof, Tenant shall pay to Landlord, as Additional Rent, upon demand, the cost of restoring the Premises to such good order and condition and of the making of such repairs, plus an additional charge of ten percent (10%) thereof. Upon the Expiration Date or the Termination Date, Tenant shall surrender and deliver up the Premises to Landlord in the same condition in which it existed at the Commencement Date, excepting only ordinary wear and tear, Alterations that Tenant is not required to remove hereunder, and damage arising from any cause not required to be repaired by Tenant (including casualty and condemnation). Upon the Expiration Date or the Termination Date, Landlord shall have the right to re-enter and take possession of the Premises.

8.3    Tenant shall provide its own janitorial and cleaning services to the Premises at Tenant’s sole cost and expense. Landlord is not obligated to provide any janitorial or cleaning services to the Premises.

ARTICLE 9.

TENANT’S EQUIPMENT AND INSTALLATIONS

9.1    If heat-generating machines or equipment, including telephone equipment, cause the temperature in the Premises, or any part thereof, to exceed the temperatures the Building’s air conditioning system would be able to maintain in such Premises were it not for such heat-generating equipment, then Landlord reserves the right to install supplementary air conditioning units in the Premises, and the reasonable cost thereof, including the cost of installation and the cost of operation and maintenance thereof, including water, shall be paid by Tenant to Landlord within thirty (30) days after demand by Landlord.

9.2    Except for desk or table-mounted typewriters, adding machines, office calculators, dictation equipment, personal computers, servers, photocopiers, printers and other similar office equipment consistent with first-class general office use in Comparable Buildings, Tenant shall not install within the Premises any fixtures, equipment, facilities, or other improvements without the specific written consent of Landlord, subject to Article 15, below. Tenant shall not, without the specific written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed), install or maintain any apparatus or device within the Premises which shall increase the usage of electrical power or water for the Premises to an amount greater than would be normally required for general office use for space of comparable size in the Market Area; and if any such apparatus or device is so installed, Tenant agrees to furnish Landlord a written agreement to pay for any additional costs of utilities as the result of said installation. Notwithstanding anything to the contrary contained in this Lease except Section 50.1, Tenant shall have the right to install and maintain such fixtures, equipment, facilities, or other improvements as are reasonably necessary for conduct of Tenant’s business at the Premises.

ARTICLE 10.

FORCE MAJEURE

10.1    It is understood and agreed that with respect to any service or other obligation to be furnished or obligations to be performed by either party, in no event shall either party be liable for failure to furnish or perform the same when prevented from doing so by strike, lockout, breakdown, accident, supply, or inability by the exercise of reasonable diligence to obtain supplies, parts, or employees necessary to furnish such service or meet such obligation; or because of war or other emergency; or for any cause beyond the reasonable control with the party obligated for such performance; or for any cause due to any act or omission in violation of this Lease of the other party or its agents, employees, licensees, invitees, or any persons claiming by, through, or under the other party (each, a “Party Caused Event”); or because of the failure of any public utility to furnish services; or because of order or regulation of any federal, state, county or municipal authority (collectively, “Force Majeure Events”). Nothing in this Section 10.1 shall limit or otherwise modify or waive Tenant’s obligation to pay Base Rent and Additional Rent as and when due pursuant to the terms of this Lease.

ARTICLE 11.

CONSTRUCTION, MECHANICS’ AND MATERIALMAN’S LIENS

11.1    Tenant shall not suffer or permit any construction, mechanics’ or materialman’s lien to be filed against the Premises or any portion of the Project by reason of work, labor services, or materials supplied or claimed to have been supplied to Tenant. Nothing herein contained shall be deemed or construed in any way as constituting the consent or request of Landlord, expressed or implied, by inference or otherwise, for any contractor, subcontractor, laborer, or materialman to perform any labor or to furnish any materials or to make any specific improvement, alteration, or repair of or to the Premises or any portion of the Project; nor of giving Tenant any right, power, or authority to contract for, or permit the rendering of, any services or the furnishing of any materials that could give rise to the filing of any construction, mechanics’ or materialman’s lien against the Premises or any portion of the Project.

11.2    If any such construction, mechanics’ or materialman’s lien shall at any time be filed against the Premises or any portion of the Project as the result of any act or omission of Tenant, Tenant covenants that it shall, within twenty (20) days after Tenant has notice of the claim for lien, procure the discharge thereof by payment or by giving security or in such other manner as is or may be required or permitted by law or which shall otherwise satisfy Landlord. If Tenant fails to take such action, Landlord, in addition to any other right or remedy it may have, may take such action as may be reasonably necessary to protect its interests. Any amounts paid by Landlord in connection with such action, all other expenses of Landlord incurred in connection therewith, including reasonable attorneys’ fees, court costs, and other necessary disbursements shall be repaid by Tenant to Landlord within ten (10) business days after demand.

ARTICLE 12.

ARBITRATION

12.1    In the event that a dispute arises under Section 5.3 above, the same shall be submitted to arbitration in accordance with the provisions of applicable state law, if any, as from time to time amended. Arbitration proceedings, including the selection of an arbitrator, shall be conducted pursuant to the rules, regulations, and procedures from time to time in effect as promulgated by the American Arbitration Association (the “Association”). Prior written notice of application by either party for arbitration shall be given to the other at least ten (10) business days before submission of the application to the said Association’s office in the city wherein the Building is situated (or the nearest other city having an Association office). The arbitrator shall hear the parties and their evidence. The decision of the arbitrator may be entered in the appropriate court of law; and the parties consent to the jurisdiction of such court and further agree that any process or notice of motion or other application to the court or a judge thereof may be served outside the state wherein the Building is situated by registered mail or by personal service, provided a reasonable time for appearance is allowed. The costs and expenses of each arbitration hereunder and their apportionment between the parties shall be determined by the arbitrator in his or her award or decision, subject to the penultimate sentence of this section. No arbitrable dispute shall be deemed to have arisen under this Lease (a) prior to the expiration of the period of twenty (20) days after the date of the giving of written notice by the party asserting the existence of the dispute, together with a description thereof sufficient for an understanding thereof, and (b) where Tenant disputes the amount of a Tenant payment required hereunder (e.g., Operating Expenses under Section 5.3 hereof), prior to Tenant paying in full the amount billed by Landlord, including the disputed amount. The prevailing party in such arbitration shall be reimbursed for its expenses, including reasonable attorneys’ fees. Notwithstanding the foregoing, in no event shall this Article 12 affect or delay Landlord’s unlawful detainer rights under California law.

ARTICLE 13.

INSURANCE

13.1    Landlord shall maintain, as a part of Operating Expenses, to the extent permitted under Section 5.1(a), special causes of loss form property insurance on the Project (excluding, at Landlord’s option, the property required to be insured by Tenant pursuant to Section 13.2(e), below) in an amount equal to the full replacement cost of the Project, subject to such deductibles as Landlord may determine. Landlord shall not be obligated to insure, and shall not assume any liability of risk of loss for, any of Tenant’s furniture, equipment, machinery, goods, supplies, improvements or alterations upon the Premises. Such insurance shall be maintained with an insurance company selected, and in amounts desired, by Landlord or Landlord’s mortgagee, and payment for losses thereunder shall be made solely to Landlord subject to the rights of the holder of any mortgage or deed of trust which may now or hereafter encumber the Project. Additionally Landlord may maintain such additional insurance, including, without limitation, earthquake insurance, flood insurance, liability insurance and/or rent insurance, as Landlord may in its sole discretion elect. Subject to Section 5.1(a), the cost of all such additional insurance shall also be part of the Operating Expenses. Any or all of Landlord’s insurance may be provided by blanket coverage maintained by Landlord or any affiliate of Landlord under its insurance program for its portfolio of properties or by Landlord or any affiliate of Landlord’s program of self-insurance, and in such event Operating Expenses shall include subject to Section 5.1(a), the portion of the reasonable cost of blanket insurance or self-insurance that is allocated to the Project.

13.2    Tenant, at its own expense, shall maintain with insurers authorized to do business in the State of California and which are rated A- or better and have a financial size category of at least VIII in the most recent Best’s Key Rating Guide, or any successor thereto (or if there is none, an organization having a national reputation), (a) commercial general liability insurance, including Broad Form Property Damage and Contractual Liability with the following minimum limits: Each Occurrence $1,000,000.00 and General Aggregate $2,000,000.00; Personal and Advertising Injury $1,000,000.00; Medical Payments $5,000.00 per person, (b) Umbrella/Excess Liability on a following form basis with the following minimum limits: General Aggregate $5,000,000.00; Each Occurrence $5,000,000.00, excess above the General Liability, Employer’s Liability and Auto Liability coverage; (c) Workers’ Compensation with statutory limits; (d) Employer’s Liability insurance with the following limits: Bodily injury by disease per person $1,000,000.00; Bodily injury by accident policy limit $1,000,000.00; Bodily injury by disease policy limit $1,000,000.00; (e) property insurance on special causes of loss insurance form covering (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements and any other improvements which exist in the Premises as of the Commencement Date (excluding the Base Building) (the “Original Improvements”), and (iii) all other improvements, alterations and additions to the Premises (such insurance shall be for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion); and (f) business auto liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles. At all times during the Term, such insurance shall be maintained, and Tenant shall cause a current and valid certificate of such policies to be deposited with Landlord. If Tenant fails to have a current and valid certificate of such policies on deposit with Landlord at all times during the Term and such failure is not cured within five (5) business days following Tenant’s receipt of notice thereof from Landlord, Landlord shall have the right, but not the obligation, to obtain such an insurance policy, and Tenant shall be obligated to pay Landlord the amount of the premiums applicable to such insurance within ten (10) business days after Tenant’s receipt of Landlord’s request for payment thereof. Said policy of liability insurance shall name Landlord, Landlord’s affiliates and subsidiaries reasonably designated by Landlord, and Landlord’s managing agent as additional insureds and Tenant as the insured and shall be noncancellable with respect to Landlord except after thirty (30) days’ written notice from the insurer to Landlord.

13.3    Tenant shall adjust (but not more than once every three years) the amount of coverage established in Section 13.2 hereof to such amount as in Landlord’s reasonable opinion, adequately protects Landlord’s interest; provided the same is consistent with the amount of coverage customarily required of comparable tenants in Comparable Buildings.

13.4    Notwithstanding anything in this Lease to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other, its agents, employees, licensees, or invitees for any loss or damage to or at the Premises or the Project or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause which would be insured against under the terms of special causes of loss form property insurance, regardless of cause or origin, including omission of the other party hereto, its agents, employees, licensees, or invitees. Landlord and Tenant covenant that no insurer shall hold any right of subrogation against either of such parties with respect thereto. This waiver shall be ineffective against any insurer of Landlord or Tenant to the extent that such waiver is prohibited by the laws and insurance regulations of the State of California. The parties hereto agree that any and all such insurance policies required to be carried by either shall be endorsed with a subrogation clause, substantially as follows: “This insurance shall not be invalidated should the insured waive, in writing prior to a loss, any and all right of recovery against any party for loss occurring to the property described therein”, and shall provide that such party’s insurer waives any right of recovery against the other party in connection with any such loss or damage.

13.5    In the event Tenant’s particular occupancy or conduct of business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance carried from time to time by Landlord with respect to the Building, Tenant shall pay any such increase in premiums as Rent within ten (10) business days after bills for such additional premiums shall be rendered by Landlord. In determining whether increased premiums are a result of Tenant’s use or occupancy of the Premises, a schedule issued by the organization computing the insurance rate on the Building showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or of any insurer now or hereafter in effect relating to the Premises.

ARTICLE 14.

QUIET ENJOYMENT

14.1    So long as no Event of Default shall have occurred under this Lease, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance by Landlord, subject to the provisions and conditions set forth in this Lease.

ARTICLE 15.

ALTERATIONS

15.1    Tenant agrees that it shall not make or allow to be made any alterations, physical additions, or improvements in or to the Premises without first obtaining the written consent of Landlord in each instance. As used herein, the term “Minor Alteration” refers to an alteration that (a) does not affect the outside appearance of the Building and is not visible from the Common Areas, (b) is non-structural and does not impair the strength or structural integrity of the Building, and (c) does not materially or adversely affect the mechanical, electrical, HVAC or other systems of the Building. Landlord agrees not to unreasonably withhold condition or delay its consent to any Alteration. Notwithstanding the foregoing, Landlord consents to any repainting, recarpeting, or other purely cosmetic changes or upgrades to the Premises, so long as (i) the aggregate cost of such work is less than $50,000.00 per project (provided that Tenant has not artificially segregated an alteration which by its nature is a single unit or event into smaller increments for purposes of avoiding the necessity of obtaining Landlord’s consent), (ii) such work constitutes a Minor Alteration (iii) no building permit is required in connection therewith, and (iv) such work conforms to the then existing Building standards. At the time of said request, Tenant shall submit to Landlord plans and specifications of the proposed alterations, additions, or improvements; and Landlord shall have a period of thirty (30) days therefrom in which to review and approve or disapprove said plans; provided that if Landlord determines in good faith that Landlord requires a third party to assist in reviewing such plans and specifications, Landlord shall instead have a period of forty-five (45) days in which to review and approve or disapprove said plans. Tenant shall pay to Landlord upon demand the actual third-party cost and expense of Landlord in (A) reviewing said plans and specifications, and (B) inspecting the alterations, additions, or improvements to determine whether the same are being performed in accordance with the approved plans and specifications and all laws and requirements of public authorities, including, without limitation, the fees of any architect or engineer employed by Landlord for such purpose. In any instance where Landlord grants such consent, and permits Tenant to use its own contractors, laborers, materialmen, and others furnishing labor or materials for Tenant’s construction (collectively, “Tenant’s Contractors”), Landlord’s consent shall be deemed conditioned upon each of Tenant’s Contractors (1) working in harmony and not interfering with any laborer utilized by Landlord, Landlord’s contractors, laborers, or materialmen; and (2) furnishing Landlord with evidence of acceptable liability insurance, worker’s compensation coverage and if required by Landlord for projects costing over $100,000, completion bonding, and if at any time such entry by one or more persons furnishing labor or materials for Tenant’s work shall cause such disharmony or interference, Tenant shall suspend such work until such harmony is restored or such interference abates. If Tenant is using Tenant’s Contractors for Tenant’s construction, the contract with such Tenant’s Contractor(s) shall be fully executed and delivered by Tenant and Tenant’s Contractor(s) prior to the commencement of construction. Tenant, at its expense, shall obtain all necessary governmental permits and certificates for the commencement and prosecution of alterations, additions, or improvements and for final approval thereof upon completion, and shall cause any alterations, additions, or improvements to be performed in compliance therewith and with all Applicable Laws (including without limitation, California Energy Code, Title 24) and all requirements of public authorities and with all applicable requirements of insurance bodies. All alterations, additions, or improvements shall be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to be better than (a) the original installations of the Building, or (b) the then standards for the Comparable Building. Upon the completion of work and upon request by Landlord, Tenant shall provide Landlord copies of all waivers or releases of lien from each of Tenant’s Contractors. No alterations, modifications, or additions to the Project or the Premises shall be removed by Tenant either during the Term or upon the Expiration Date or the Termination Date without the express written approval of Landlord. Tenant shall not be entitled to any reimbursement or compensation resulting from its payment of the cost of constructing all or any portion of said improvements or modifications thereto unless otherwise expressly agreed by Landlord in writing. Notwithstanding anything to the contrary in this Lease, Landlord shall be deemed to have acted reasonably in disapproving plans or designs if Landlord determines in good faith that the matter disapproved constitutes or would create a Design Problem (as defined below). As used herein, a “Design Problem” shall mean (i) adverse effect on the structural integrity of the Building; (ii) reasonably likely damage to the Building’s systems; (iii) non-compliance with applicable codes; (iv) adverse effect on the exterior appearance of the Building; (v) reasonably likely creation of unusual expenses to be incurred upon the removal of the alteration or improvement and the restoration of the Premises upon termination of this Lease, unless Tenant agrees to pay for the incremental removal costs caused by the non-typical alterations; (vi) reasonably likely creation of unusual expenses to be incurred in connection with the maintenance by Landlord of the alteration or improvement, unless Tenant agrees to pay for the incremental maintenance costs caused by the non-typical alterations, (vii) a material adverse effect any other tenant or occupant of the Building, (viii) creation of an obligation to make other alterations, additions or improvements to the Premises or Common Areas in order to comply with applicable laws (including, without limitation, the Americans with Disabilities Act) unless Tenant agrees to pay for such changes, (ix) adverse effect on the LEED rating of the Building, or (x) reasonably likely increase in the premiums for property or liability insurance carried by Landlord, unless Tenant agrees to pay for the incremental increase in cost.

15.2    Landlord’s approval of Tenant’s plans for work shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Landlord may, at its option, at Tenant’s expense, require that Landlord’s contractors be engaged for any work upon the integrated Building mechanical or electrical systems.

15.3    At least five (5) days prior to the commencement of any work permitted to be done by persons requested by Tenant on the Premises, Tenant shall notify Landlord of the proposed work and the names and addresses of Tenant’s Contractors. During any such work on the Premises, Landlord, or its representatives, shall have the right to go upon and inspect the Premises at all reasonable times, and shall have the right to post and keep posted thereon building permits and notices of non-responsibility or to take any further action which Landlord may deem to be proper for the protection of Landlord’s interest in the Premises.

15.4    During such times as Tenant is performing work or having work or services performed in or to the Premises, Tenant shall require its contractors, and their subcontractors of all tiers, to obtain and maintain commercial general liability, automobile, workers compensation, employer’s liability, builder’s risk, and equipment/property insurance in such amounts and on such terms as are customarily required of such contractors and subcontractors on similar projects. The amounts and terms of all such insurance are subject to Landlord’s written approval, which approval shall not be unreasonably withheld. The commercial general liability and auto insurance carried by Tenant’s contractors and their subcontractors of all tiers pursuant to this section shall name Landlord, Landlord’s managing agent, and such other persons as Landlord may reasonably request from time to time as additional insureds with respect to liability arising out of or related to their work or services (collectively, “Additional Insureds”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of Landlord, Landlord’s managing agent, or other Additional Insureds. Such property insurance shall also waive any right of subrogation against each Additional Insured. Tenant shall obtain and submit to Landlord, prior to the earlier of (i) the entry onto the Premises by such contractors or subcontractors or (ii) commencement of the work or services, certificates of insurance evidencing compliance with the requirements of this section. All of such alterations shall be insured by Tenant pursuant to Article 13 of this Lease immediately upon completion thereof.

15.5    Tenant’s initial improvement of the Premises shall be governed by Exhibit C and not the provisions of this Article 15 (other than Section 15.4).

15.6    Landlord may require Tenant to remove all or any part of any non-standard fixtures or improvements (e.g., vaults, kitchens, raised floors, auditoriums, internal stairways, hoods, chemical storage areas and the Vivarium) installed by Tenant and any alterations which include above or non-standard fixtures or improvements, in which event Tenant shall remove the foregoing from the Premises before the end of the Term at Tenant’s expense and shall repair and restore the Premises to its condition before such installation and repair any damage resulting from such removal, including repairing and patching cracks and holes left by such removal. Upon submission of any plans for Landlord’s approval, Tenant may request prior to the installation of specific non-standard fixtures, equipment or improvements in the Premises that Landlord agree not to require Tenant to remove such items upon expiration or termination of the Lease or agree to permit Tenant to remove any item it may otherwise not be permitted to remove under the terms of this Lease. Such consent, which may be granted or denied in Landlord’s reasonable discretion, must be granted in writing prior to the installation of the subject items in order to be binding against Landlord. Landlord hereby agrees that, subject to Landlord’s right to cause Tenant to remove certain Lines as provided in Section 52.1 below, Tenant shall not be obligated to remove any of its initial Tenant Improvements other than the Vivarium. Landlord hereby further agrees that Tenant may remove above-standard installations (e.g., generators, UPS, and raised floors) constructed as part of the Tenant Improvements or subsequently added to the Improvements in the Premises as alterations.

ARTICLE 16.

FURNITURE, FIXTURES, AND PERSONAL PROPERTY

16.1    Tenant, at its sole cost and expense, may remove its trade fixtures, supplies and moveable furniture and equipment not permanently attached to the Project or Premises provided:

(a)    Such removal is made prior to the Expiration Date or the Termination Date; and

(b)    Tenant promptly repairs all damage caused by such removal.

16.2    If Tenant does not remove its trade fixtures, office supplies, and moveable furniture and equipment as herein above provided prior to the Expiration Date or the Termination Date (unless prior arrangements have been made with Landlord and Landlord has agreed in writing to permit Tenant to leave such items in the Premises for an agreed period), then, in addition to its other remedies, at law or in equity, Landlord shall have the right to have such items removed and stored at Tenant’s sole cost and expense and all damage to the Project or the Premises resulting from said removal shall be repaired at the cost of Tenant. All other property in the Premises, any alterations, or additions to the Premises (including wall-to-wall carpeting, paneling, wall covering, specially constructed or built-in cabinetry or bookcases), and any other article permanently attached or affixed to the floor, wall, or ceiling of the Premises shall become the property of Landlord and shall remain upon and be surrendered with the Premises as a part thereof at the Expiration or Termination Date regardless of who paid therefor; and Tenant hereby waives all rights to any payment or compensation therefor, subject to the last sentence of this Section 16.2. If, however, Landlord so requests, in writing, Tenant shall remove, prior to the Expiration Date or the Termination Date, any and all alterations, additions, fixtures, equipment, and property placed or installed in the Premises and shall repair any damage caused by such removal. In addition, if any alterations performed by Tenant do not use materials that conform to the building standards used by Landlord at the time of the particular alteration or if Tenant requests any initial improvements to the Premises pursuant to Exhibit C, if any, that use materials that do not conform to the building standards used by Landlord at the time of that work, Tenant shall at Tenant’s sole cost and expense, no later than the expiration of the Term (or no later than fifteen (15) days after the earlier termination of the Term) cause the improvements in the Premises to be restored to conform to Landlord’s building standard at Tenant’s sole cost and expense. Prior to commencing any alteration, Tenant may request that Landlord notify Tenant whether or not the proposed alteration will be required by Landlord to be removed at the end of the Term; provided that, if Landlord fails to notify Tenant of Landlord’s waiver or nonwaiver of Tenant’s obligation to remove such addition, alteration or improvement at the end of the Term within ten (10) days after Tenant’s written request for that waiver, Tenant shall have the right to provide Landlord with a second written request for waiver (a “Second Request”) that specifically identifies the applicable in addition, alteration or improvement as to which it is seeking that waiver and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR WAIVER OF THE OBLIGATION TO REMOVE CERTAIN ADDITIONS, ALTERATIONS OR IMPROVEMENTS PURSUANT TO THE PROVISIONS OF SECTION 16.2 OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE WAIVED THE OBLIGATION OF TENANT TO REMOVE THE ADDITION, ALTERATION OR IMPROVEMENT DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) business days after receipt by Landlord, Landlord shall be deemed to have waived the right to require Tenant to remove such addition, alteration or improvement at the end of the Term.

16.3    All the furnishings, fixtures, equipment, effects, and property of every kind, nature, and description of Tenant and of all persons claiming by, through, or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises or elsewhere in the Project shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, water, or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft, or from any other cause, no part of said loss or damage is to be charged to or be borne by Landlord unless due to the negligence or willful misconduct of Landlord or its employees, agents, or contractors.

ARTICLE 17.

PERSONAL PROPERTY AND OTHER TAXES

17.1    During the Term hereof, Tenant shall pay, prior to delinquency, all business and other taxes, charges, notes, duties, and assessments levied, and rates or fees imposed, charged, or assessed against or in respect of the personal property, trade fixtures, furnishings, equipment, and all other personal and other property of Tenant contained in the Project (including without limitation taxes and assessments attributable to the cost or value of any leasehold improvements made in or to the Premises by or for Tenant (to the extent that the assessed value of those leasehold improvements exceeds the assessed value of standard improvements in other space in the Project regardless of whether title to those improvements is vested in Tenant or Landlord)), and shall hold Landlord harmless from and against all payment of such taxes, charges, notes, duties, assessments, rates, and fees, and against all loss, costs, charges, notes, duties, assessments, rates, and fees, and any and all such taxes. Tenant shall cause said fixtures, furnishings, equipment, and other personal property to be assessed and billed separately from the real and personal property of Landlord. In the event any or all of Tenant’s fixtures, furnishings, equipment, and other personal property shall be assessed and taxed with

Landlord’s real property, Tenant shall pay to Landlord Tenant’s share of such taxes within ten (10) business days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s property. In addition, Tenant shall be liable for and shall pay ten (10) days before delinquency any (i) rent tax, gross receipts tax, or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease; or (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project. If any of such taxes are billed to Landlord or included in bills to Landlord for taxes, then Tenant shall pay to Landlord all such amounts within thirty (30) days after receipt of Landlord’s invoice therefor.

ARTICLE 18.

ASSIGNMENT AND SUBLETTING

18.1    Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld (except that Landlord shall in no event be obligated to consent to an encumbrance of this Lease or any transfer by operation of law): (a) assign, convey, mortgage or otherwise transfer this Lease or any interest hereunder, or sublease the Premises, or any part thereof, whether voluntarily or by operation of law; or (b) permit the use of the Premises or any part thereof by any person other than Tenant and its employees. Any such transfer, sublease or use described in the preceding sentence (a “Transfer”) occurring without the prior written consent of Landlord shall, at Landlord’s option, be void and of no effect. Landlord’s consent to any Transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future Transfer. Landlord may require as a condition to its consent to any assignment of this Lease that the assignee execute an instrument in which such assignee assumes the remaining obligations of Tenant hereunder; provided that the acceptance of any assignment of this Lease by the applicable assignee shall automatically constitute the assumption by such assignee of all of the remaining obligations of Tenant that accrue following such assignment. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof shall not work a merger and shall, at the option of Landlord, terminate all or any existing sublease or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in any or all such subleases.

18.2    For purposes of this Lease, the term “Transfer” shall also include (i) if a Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, members or managers thereof, or transfer of twenty-five percent (25%) or more of partnership or membership interests therein within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution thereof, and (ii) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares or other interests of or in Tenant (other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (B) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant (other than in connection with a bona fide transaction with a third party that is not entered into as a subterfuge to avoid the obligation to obtain Landlord’s consent under this Article 18) within a twelve (12) month period.

18.3    If Tenant desires the consent of Landlord to a Transfer, Tenant shall submit to Landlord, at least thirty (30) days prior to the proposed effective date of the Transfer, a written notice (the “Transfer Notice”) which includes (a) the name of the proposed sublessee or assignee, (b) the nature of the proposed sublessee’s or assignee’s business, (c) the terms and provisions of the proposed sublease or assignment, and (d) current financial statements and information on the proposed sublessee or assignee. Upon receipt of the Transfer Notice, Landlord may reasonably request additional information concerning the Transfer or the proposed sublessee or assignee (the “Additional Information”). Subject to Landlord’s rights under Section 18.6, Landlord shall not unreasonably withhold its consent to any assignment or sublease (excluding an encumbrance or transfer by operation of law), which consent or lack thereof shall be provided within thirty (30) days of receipt of Tenant’s Transfer Notice; provided, however, Tenant hereby agrees that it shall be a reasonable basis for Landlord to withhold its consent if Landlord has not received the Additional Information requested by Landlord. Without limiting any other reasonable basis for Landlord to withhold its consent to the proposed Transfer, Landlord and Tenant agree that for purposes of this Lease and any Applicable Law, Landlord shall not be deemed to have unreasonably withheld its consent if, in the reasonable judgment of Landlord: (i) the transferee is of a character or engaged in a business which is not in keeping with the standards or criteria used by Landlord in leasing the Project, or the general character or quality of the Project; (ii) the financial condition of the transferee is such that it may not be able to perform its obligations in connection with this Lease (or otherwise does not satisfy Landlord’s standards for financial standing with respect to tenants under direct leases of comparable economic scope); (iii) the transferee, or any person or entity which directly or indirectly controls, is controlled by, or is under common control with, the transferee, is a tenant of or negotiating for space in the Project occupies space in the Project or has negotiated with Landlord within the preceding ninety (90) days (or is currently negotiating with Landlord) to lease space in the Project, (iv) the transferee has the power of eminent domain, is a governmental agency or an agency or subdivision of a foreign government; (v) an Event of Default by Tenant has occurred and is uncured at the time Tenant delivers the Transfer Notice to Landlord; (vi) in the good faith judgment of Landlord, such a Transfer would violate any term, condition, covenant, or agreement of Landlord involving the Project or any other tenant’s lease within it or would give an occupant of the Project a right to cancel or modify its lease; (vii) [Intentionally Omitted]; (viii) in Landlord’s reasonable judgment, the use of the Premises by the proposed transferee would not be comparable to the types of use by other tenants in the Project, would entail any alterations which would materially lessen the value of the tenant improvements in the Premises, would result in more than a reasonable density of occupants per square foot of the Premises, would materially increase the burden on elevators or other Building systems or equipment over the burden thereon prior to the proposed Transfer, would require materially increased services by Landlord or would require any alterations to the Project to comply with applicable laws; (ix) the transferee intends to use the space for purposes which are not permitted under this Lease; (x) the terms of the proposed Transfer would allow the transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the transferee to occupy space leased by Tenant pursuant to any such right); (xi) the proposed Transfer would result in more than three subleases per each full floor of the Premises being in effect at any one time during the Term; or (xii) any ground lessor or mortgagee unaffiliated with Landlord, whose consent to such Transfer is required fails to consent thereto. Tenant hereby waives any right to terminate the Lease as remedies for Landlord wrongfully withholding its consent to any Transfer.

18.4    Landlord and Tenant agree that, in the event of any approved assignment or subletting, the rights of any such assignee or sublessee of Tenant herein shall be subject to all of the terms, conditions, and provisions of this Lease, including, without limitation, restriction on use, assignment, and subletting and the covenant to pay Rent. Upon any Event of Default by Tenant, Landlord may collect the rent owing by the assignee or sublessee directly from such assignee or sublessee and apply the amount so collected to the Rent herein reserved. No such consent to or recognition of any such assignment or subletting shall constitute a release of Tenant or any guarantor of Tenant’s performance hereunder from further performance by Tenant or such guarantor of covenants undertaken to be performed by Tenant herein. Tenant and any such guarantor shall remain liable and responsible for all Rent and other obligations herein imposed upon Tenant, and Landlord may condition its consent to any Transfer upon the receipt of a written reaffirmation from each such guarantor in a form reasonably acceptable to Landlord (which shall not be construed to imply that the occurrence of a Transfer without such a reaffirmation would operate to release any guarantor). Consent by Landlord to a particular assignment, sublease, or other transaction shall not be deemed a consent to any other or subsequent transaction. In any case where Tenant desires to assign, sublease or enter into any related or similar transaction, whether or not Landlord consents to such assignment, sublease, or other transaction, Tenant shall pay any reasonable attorneys’ fees incurred by Landlord in connection with such assignment, sublease or other transaction, including, without limitation, fees incurred in reviewing documents relating to, or evidencing, said assignment, sublease, or other transaction; provided that those costs shall not exceed $2,500.00 with respect to any single Transfer so long as Tenant and the proposed transferee execute Landlord’s form of consent document without negotiation requiring more than four (4) hours of Landlord’s attorney’s time.

18.5    Tenant shall be bound and obligated to pay Landlord a portion of any sums or economic consideration payable to Tenant by any sublessee, assignee, licensee, or other transferee with regard to such Transfer, within ten (10) business days following receipt thereof by Tenant from such sublessee, assignee, licensee, or other transferee, as the case might be, as follows:

(a)    In the case of an assignment, fifty percent (50%) of any sums or other economic consideration received by Tenant as a result of such assignment shall be paid to Landlord after first deducting the unamortized cost of leasehold improvements paid for by Tenant in connection with such assignment and reasonable cost of any real estate commissions incurred by Tenant in connection with such assignment.

(b)    In the case of a subletting, fifty percent (50%) of any sums or economic consideration received by Tenant as a result of such subletting shall be paid to Landlord after first deducting (i) the Rent due hereunder prorated to reflect only Rent allocable to the sublet portion of the Premises, (ii) the cost of tenant improvements made to the sublet portion of the Premises by Tenant at Tenant’s expense (without reimbursement out of any allowance provided by Landlord) for the specific benefit of the sublessee, and (iii) the reasonable cost of any real estate commissions incurred by Tenant in connection with such subletting.

(c)    Tenant shall provide Landlord with a detailed statement setting forth any sums or economic consideration Tenant either has or will derive from such Transfer, the deductions permitted under (a) and (b) of this Section 18.5, and the calculation of the amounts due Landlord under this Section 18.5. In addition, Landlord or its representative shall have the right at all reasonable times to audit the books and records of Tenant with respect to the calculation of the Transfer profits. If such inspection reveals that the amount paid to Landlord was incorrect, then within ten (10) days of Tenant’s receipt of the results of such audit, Tenant shall pay Landlord the deficiency and (if Tenant has underpaid Landlord by more than seven percent (7%)) the cost of Landlord’s audit.

18.6    If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. Section 101 et seq. or any successor or substitute therefor (the “Bankruptcy Code”), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord, and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any such monies or other consideration not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid or delivered to Landlord. Any person or entity to whom this Lease is so assigned shall be deemed, without further act or deed, to have assumed all of the remaining obligations arising under this Lease as of the date of such assignment. Any such assignee shall, upon demand therefor, execute and deliver to Landlord an instrument confirming such assumption.

18.7    Landlord shall have the following option with respect to any assignment of this Lease or a Triggering Subletting (as defined below) proposed by Tenant:

(a)    Notwithstanding any other provision of this Article, Landlord has the option, by written notice to Tenant (the “Recapture Notice”) within thirty (30) days after receiving any Transfer Notice to recapture the space covered by the proposed sublease or the entire Premises in the case of an assignment (the “Subject Space”) by terminating this Lease for the Subject Space. A timely Recapture Notice terminates this Lease, effective as of the date specified in the Transfer Notice. After such termination, Landlord may (but shall not be obligated to) enter into a lease with the party to the sublease or assignment proposed by Tenant. Notwithstanding the foregoing, if Landlord elects to recapture the Subject Space in accordance with this Section 18.7(a), Tenant shall have the right, by written notice given within ten (10) business days after Tenant’s receipt of Landlord’s Recapture Notice, to rescind Tenant’s Transfer Notice, in which event Landlord’s recapture right shall be rendered null and void, and this Lease shall continue in full force and effect as though Tenant had not delivered a Transfer Notice. As used herein, “Triggering Subletting” means subleasing of fifty percent (50%) or more of the Premises and/or a full floor of the Premises, either in a single transaction or, in the aggregate, following a series of transactions, for a term or terms expiring during the last year of the Term.

(b)    To determine the new Base Rent under this Lease in the event Landlord recaptures the Subject Space without terminating this Lease, (i) the original Base Rent under the Lease shall be multiplied by a fraction, the numerator of which is the rentable square feet of the Premises retained by Tenant after Landlord’s recapture and the denominator of which is the total rentable square feet in the Premises before Landlord’s recapture, (ii) the Additional

Rent, to the extent that it is calculated on the basis of the rentable square feet within the Premises, shall be reduced to reflect Tenant’s proportionate share based on the rentable square feet of the Premises retained by Tenant after Landlord’s recapture, and (iii) this Lease as so amended shall continue thereafter in full force and effect. Either party may require a written confirmation of the amendments to this Lease necessitated by Landlord’s recapture of the Subject Space. If Landlord recaptures the Subject Space, Landlord shall, at Landlord’s sole expense, construct any partitions required to segregate the Subject Space from the remaining Premises retained by Tenant; provided, however, that Landlord shall use reasonable efforts to minimize any interference with Tenant’s operations at the Premises.

18.8    Notwithstanding the foregoing, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord and without being subject to Section 18.5 or Section 18.7 of this Lease: (a) any parent, subsidiary or affiliate corporation which Controls (as defined below), is Controlled by or is under common Control with Tenant (collectively, an “Affiliate”); (b) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, an Affiliate of Tenant, or their respective corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (i) in both cases (a) and (b), Tenant’s obligations hereunder are assumed by the Permitted Transferee; and (ii) in the case of clause (b), the Permitted Transferee satisfies the Net Worth Threshold as of the effective date of the Permitted Transfer; or (c) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity which acquires all or substantially all of Tenant’s assets and/or ownership interests, or Tenant in the case of a deemed Transfer under Section 18.2, if the Transferee satisfies the Net Worth Threshold as of the effective date of the Transfer. Tenant shall notify Landlord in writing of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing, the obligations of Tenant hereunder. Additionally, any Permitted Transferee constituting an assignee of Tenant’s entire interest under the Lease shall comply with all of the terms and conditions of this Lease, whether accruing prior to and/or from and after the consummation of the Transfer. No later than ten (10) days prior to the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (1) copies of the instrument effecting any of the foregoing Transfers, (2) documentation establishing Tenant’s satisfaction of the requirements set forth above applicable to any such Transfer, and (3) evidence of insurance as required under this Lease with respect to the Permitted Transferee. To the extent that legal requirements or confidentiality requirements do not permit Tenant to give Landlord prior notice of a Permitted Transfer, then Tenant may in lieu of the prior notice required under this Section give Landlord notice within ten (10) days after the effective date of the Permitted Transfer, together with the name of the transferee and a written certification from an officer of Tenant certifying that the assignment or sublease qualifies as a Permitted Transfer. The occurrence of a Permitted Transfer shall not waive Landlord’s rights as to any subsequent Transfers. As used herein, the term “Net Worth Threshold” shall mean the proposed Permitted Transferee has a tangible net worth equal to or greater than (x) that of Tenant immediately prior to such transaction, and (y) that of the originally named Tenant as of December 31 of the year prior to the Commencement Date (determined in accordance with generally accepted accounting principles consistently applied and excluding from the determination of total assets all assets which would be classified as intangible assets under generally accepted accounting principles, including, without limitation, goodwill, licenses, trademarks, trade names, copyrights and franchises), and as evidenced by financial statements certified by the Transferor’s chief financial officer or audited by a certified public accounting firm (if available). The term “Control” shall mean the possession of the power to direct or cause the direction of the management and policy of such corporation, partnership, limited liability company or other entity, whether through the ownership of voting securities, by statute or by contract, and whether directly or indirectly through Affiliates. In addition, Landlord’s consent shall not be required with respect to the infusion of additional equity capital in Tenant or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant’s stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System or any sale thereafter of such equity securities on such national securities exchanges.

ARTICLE 19.

DAMAGE OR DESTRUCTION

19.1    If the Premises or Building should be damaged or destroyed by fire or other casualty, Tenant shall give prompt written notice to Landlord. If the Premises or any common areas of the Building or Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 19, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project, or the lessor of a ground or underlying lease with respect to the Project and/or the Building, or any other modifications to the common areas deemed desirable by Landlord, subject to Section 1.3 and provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy. Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided, however, if the damage or destruction was caused by the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, subtenants or invitees, such abatement shall occur only to the extent rental abatement insurance proceeds are received by Landlord (or would have been received by Landlord if Landlord had carried rental abatement insurance with a coverage period of twelve months).

19.2    Within sixty (60) days following the date of discovery of the damage, Landlord shall deliver to Tenant a written estimate from Landlord’s contractor of the time needed to rebuild and/or restore the Premises and/or the Building (the “Restoration Notice”). Notwithstanding the terms of Section 19.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of Landlord’s discovery of such damage (the “Damage Discovery Date”), such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within two hundred seventy (270) days of the Damage Discovery Date (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered (except for deductible amounts in the case of a casualty other than earthquake or flood) by Landlord’s insurance policies (or would not have been so covered if Landlord had carried the insurance required to be covered by Landlord under this Lease); provided, however, that Landlord shall not have the right to terminate this Lease if the damage to the Building is relatively minor (e.g., repair or restoration would cost less than five percent (5%) of the replacement cost of the Building) or Landlord actually intends to restore the damage in the following two hundred seventy (270) day period. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Term, Tenant has not exercised the Extension Option provided in Section 51.1, and such damage cannot reasonably be repaired within 90 days, then notwithstanding anything contained in this Article 19, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other of the exercise of such option within thirty (30) days after the Damage Discovery Date, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 19.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Term.

19.3    If there is an occurrence of any damage to the Premises that does not result in the termination of this Lease pursuant to this Article 19, then upon notice (the “Landlord Repair Notice”) to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 13.2(e)(ii) and (iii) above with respect to any improvements in the Premises required to be insured by Tenant hereunder (excluding proceeds for Tenant’s Property), and Landlord shall repair any injury or damage to the Tenant Improvements, alterations and the Original Improvements installed in the Premises and shall return such Tenant Improvements, alterations and Original Improvements to substantially their original condition; provided that if the cost of such repair by Landlord exceeds the sum of (A) amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, plus (B) any insurance proceeds received by Landlord with respect to such Tenant Improvements, alterations and Original Improvements (it being acknowledged and agreed that Tenant’s insurance as to the Tenant Improvements, Alterations and Original Improvements is primary in nature and Landlord’s insurance, if any, with respect to same is secondary in nature), the cost of such repairs in excess of such insurance proceeds shall be paid by Tenant to Landlord prior to Landlord’s commencement of repair of the damage. Tenant may elect to make reasonable value-engineering modifications to the plans for the restoration work to the extent necessary to minimize or eliminate any costs in excess of the insurance proceeds available for such restoration, except to the extent such shortfall of insurance proceeds is due to Tenant’s failure to carry the insurance Tenant is obligated to carry under this Lease or to any deductible under such insurance policy Tenant carries or is obligated to carry under this Lease. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the Damage Discovery Date, Tenant shall, at its sole cost and expense, repair any injury or damage to the Tenant Improvements, alterations, and the Original Improvements installed in the Premises and shall return such Tenant Improvements, alterations, and Original Improvements to their immediately prior condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work.

19.4    If (i) Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided hereinabove, (ii) the damage constitutes a Tenant Damage Event (as defined below), and either (a) the repairs cannot, in the reasonable opinion of Landlord’s contractor, be completed within two hundred seventy (270) days after the date of the casualty, or (b) the damage occurs during the last twelve (12) months of the Term and will reasonably require in excess of ninety (90) days to repair, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage (or within thirty (30) days after receipt of the Restoration Notice, if later), to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant (prior to which Tenant shall be entitled to an abatement of Rent as provided in Section 19.1). In the event of a Tenant Damage Event, and if the Lease does not terminate pursuant to the other provisions of this Article 19, then if Landlord fails to substantially complete the repair of such damage comprising a Tenant Damage Event on or before the date (the “Outside Restoration Completion Date”) which is three (3) months after the date estimated for completion of such repair by landlord’s contractor in the Restoration Notice, then Tenant shall have the option, exercisable by written notice to Landlord within thirty (30) days after the Outside Restoration Completion Date, to terminate this Lease (“Tenant’s Second Termination Option”). The Outside Restoration Completion Date shall be extended by delays in the completion of the repair of the damage comprising a Tenant Damage Event to the extent caused by Force Majeure Events (other than the casualty that caused the damage) for up to ninety (90) days or by Tenant, its agents, employees or contractors. If Tenant exercises Tenant’s Second Termination Option, the Lease shall terminate as of a date specified in Tenant’s termination notice which is not less than thirty (30) days nor more than sixty (60) days after Tenant’s notice to Landlord of the exercise of Tenant’s Second Termination Option. As used herein, a “Tenant Damage Event” shall mean damage to all or any part of the Premises or any Common Areas necessary to Tenant’s occupancy of the Premises by fire or other casualty, which damage (A) is not the result of the willful misconduct of Tenant or any of the Tenant Parties (as defined below), (B) substantially interferes with Tenant’s use of or access to the Premises and (C) would entitle Tenant to an abatement of Base Rent and Tenant’s Share of Operating Expenses and Tenant’s Tax Share of Taxes, pursuant to Section 19.1 above.

19.5    In the event this Lease is terminated in accordance with the terms of this Article 19, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 13.2(e)(ii) and (iii), provided, however, that Tenant shall retain all such proceeds equal to the unamortized amount of all costs paid by Tenant for all Tenant Improvements and alterations (including the Over-Allowance Amount).

19.6    The provisions of this Lease, including this Article 19, constitute an express agreement between Landlord and Tenant with respect to damage to, or destruction of, all or any portion of the Premises or the Project, and any statute or regulation of the State of California, including without limitation Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties (and any other statute or regulation now or hereafter in effect with respect to such rights or obligations), shall have no application to this Lease or to any damage or destruction to all or any portion of the Premises or the Project.

ARTICLE 20.

CONDEMNATION

20.1    If all of the Premises is condemned by eminent domain, inversely condemned or sold under threat of condemnation for any public or quasi-public use or purpose (“Condemned”), this Lease shall terminate as of the earlier of the date the condemning authority takes title to or possession of the Premises, and Rent shall be adjusted to the date of termination.

20.2    If any material portion of the Premises or Building is Condemned and such partial condemnation materially impairs Tenant’s ability to use the Premises for Tenant’s business, Landlord and Tenant shall each have the option in their sole and absolute discretion to terminate this Lease as of the earlier of the date title vests in the condemning authority or as of the date an order of immediate possession is issued and Rent shall be adjusted to the date of termination. If such partial condemnation does not materially impair Tenant’s ability to use the Premises for the business of Tenant, Landlord shall promptly restore the Premises to the extent of any condemnation proceeds recovered by Landlord, excluding the portion thereof lost in such condemnation, and this Lease shall continue in full force and effect except that after the date of such title vesting or order of immediate possession Rent shall be equitably adjusted as reasonably determined by Landlord.

20.3    If the Premises are wholly or partially Condemned, Landlord shall be entitled to the entire award paid for such condemnation, and Tenant waives any claim to any part of the award from Landlord or the condemning authority; provided, however, Tenant shall have the right to recover from the condemning authority such compensation as may be separately awarded to Tenant in connection with costs in removing Tenant’s merchandise, furniture, fixtures, leasehold improvements and equipment to a new location. No condemnation of any kind shall be construed to constitute an actual or constructive eviction of Tenant or a breach of any express or implied covenant of quiet enjoyment. Tenant hereby waives the effect of Sections 1265.120 and 1265.130 of the California Code of Civil Procedure.

20.4    In the event of a temporary condemnation not extending beyond the Term, this Lease shall remain in effect, Tenant shall continue to pay Rent and Tenant shall receive any award made for such condemnation except damages to any of Landlord’s property. If a temporary condemnation is for a period which extends beyond the Term, this Lease shall terminate as of the date of initial occupancy by the condemning authority and any such award shall be distributed in accordance with the preceding section. If a temporary condemnation remains in effect at the expiration or earlier termination of this Lease, Tenant shall pay Landlord the reasonable cost of performing any obligations required of Tenant with respect to the surrender of the Premises.

ARTICLE 21.

HOLD HARMLESS

21.1    Tenant agrees to defend, with counsel reasonably approved by Landlord, all actions against Landlord, any member, partner, trustee, stockholder, officer, director, employee, or beneficiary of Landlord (collectively, “Landlord Parties”), holders of mortgages secured by the Premises or the Project and any other party having an interest therein (collectively with Landlord Parties, the “Indemnified Parties”) with respect to, and to pay, protect, indemnify, and save harmless, to the extent permitted by law, all Indemnified Parties from and against, any and all liabilities, losses, damages, costs, expenses (including reasonable attorneys’ fees and expenses), causes of action, suits, claims, demands, or judgments of any nature to which any Indemnified Party is subject because of its estate or interest in the Premises or the Project arising from (a) injury to or death of any person, or damage to or loss of property on the Premises, or the use, condition, or occupancy of the Premises by Tenant, except to the extent, if any, caused by the negligence or willful misconduct of Landlord or any Indemnified Parties and not insured (or required to be insured) by Tenant under this Lease, (b) any violation of this Lease by or attributable to Tenant, or (c) subject to Section 13.4, any wrongful act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees, or invitees. Tenant agrees to use and occupy the Premises and other facilities of the Project at its own risk, and hereby releases the Indemnified Parties from any and all claims for any damage or injury to the fullest extent permitted by law, except in each case, to the extent, if any, caused by the gross negligence or willful misconduct of Landlord or any Indemnified Parties and not covered by insurance carried by Tenant (or that would have been covered under insurance that Tenant is obligated to carry under this Lease).

21.2    Except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Parties in providing access to the Premises, Tenant agrees that (i) Landlord shall not be responsible or liable to Tenant, its agents, employees, or invitees for fatal or non-fatal bodily injury or property damage occasioned by the acts or omissions of any other tenant, or such other tenant’s agents, employees, licensees, or invitees, of the Project and (ii) Landlord shall not be liable to Tenant for losses to property due to theft or burglary, or damages from criminal acts, done by any persons on the Project other than Landlord or its employees or agents.

ARTICLE 22.

DEFAULT BY TENANT

22.1    The term “Event of Default” refers to the occurrence of any one (1) or more of the following:

(a)    Failure of Tenant to pay when due any Rent required to be paid hereunder (the “Monetary Default”) within five (5) days of receipt of written notice from Landlord; provided, however, that after the first failure to pay any Rent required to be paid hereunder in any calendar year, in the event that Tenant fails a second time to pay within five (5) days of when due any sum required to be paid hereunder during such calendar year, such failure shall be deemed to automatically constitute a Monetary Default without any obligation on Landlord to provide any additional written notice, and provided further that Tenant acknowledges that any such written notice provided hereunder shall be in lieu of, and not in addition to, any notice to pay rent or quit pursuant to any applicable statutes (provided, that such notice is given in the manner provided in California Code of Civil Procedure Section 1162);

(b)    Failure of Tenant, after thirty (30) days written notice thereof, to perform any of Tenant’s obligations, covenants, or agreements except a Monetary Default, provided that if the cure of any such failure is not reasonably susceptible of performance within such thirty (30) day period, then an Event of Default of Tenant shall not be deemed to have occurred so long as Tenant has promptly commenced and thereafter diligently prosecutes such cure to completion;

(c)    Tenant, or any guarantor of Tenant’s obligations under this Lease (the “Guarantor”), admits in writing that it cannot meet its obligations as they become due; or is declared insolvent according to any law; or assignment of Tenant’s or Guarantor’s property is made for the benefit of creditors; or a receiver or trustee is appointed for Tenant or Guarantor or its property; or the interest of Tenant or Guarantor under this Lease is levied on under execution or other legal process; or any petition is filed by or against Tenant or Guarantor to declare Tenant bankrupt or to delay, reduce, or modify Tenant’s debts or obligations; or any petition filed or other action taken to reorganize or modify Tenant’s or Guarantor’s capital structure if Tenant is a corporation or other entity. Any such levy, execution, legal process, or petition filed against Tenant or Guarantor shall not constitute a breach of this Lease provided Tenant or Guarantor shall diligently contest the same by appropriate proceedings and shall remove or vacate the same within ninety (90) days from the date of its creation, service, or filing;

(d)    The abandonment (as defined in California Civil Code section 1951.3) of the Premises by Tenant;

(e)    The discovery by Landlord that any financial statement given by Tenant or any of its assignees, successors-in-interest, or Guarantors was materially false; or

(f)    If Tenant or any Guarantor shall die, cease to exist as a corporation or partnership (except in a Permitted Transfer) where Tenant is not the surviving entity, or be otherwise dissolved or liquidated or become insolvent, or shall make a transfer in fraud of creditors.

22.2    In the event of any Event of Default by Tenant, Landlord, at its option, may pursue one or more of the following remedies without notice or demand in addition to all other rights and remedies provided for at law or in equity:

(a)    Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and Landlord shall have the right to collect Rent when due. Tenant shall pay to Landlord the Rent and other sums due under this Lease on the dates the Rent is due. No act by Landlord allowed by this Section 22.2(a) shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.

“The lessor has the remedy described in Civil Code Section 1951.4 (lessor may continue the lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign subject only to reasonable limitations).”

(b)    Landlord may terminate this Lease at any time by giving written notice to that effect. No act by Landlord other than giving written notice to Tenant shall terminate this Lease. Acts of maintenance, efforts to relet the Premises or the appointment of a receiver on Landlord’s initiative to protect Landlord’s interest under this Lease shall not constitute a termination of Tenant’s right to possession. On termination, Landlord shall have the right to remove all personal property of Tenant and store it at Tenant’s cost and to recover from Tenant as damages: (i) the worth at the time of award of unpaid Rent and other sums due and payable which had been earned at the time of termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable which would have been payable after termination until the time of award exceeds the amount of the Rent loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of the Rent loss that Tenant proves could be reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (A) in retaking possession of the Premises, including reasonable attorneys’ fees and costs therefor; (B) maintaining or preserving the Premises, including repairs; (C) leasing commissions; (D) any other costs necessary or appropriate to restore the Premises to the condition required by this Lease; and (E) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

The “worth at the time of award” of the amounts referred to in Sections 22.2(b)(i) and 22.2(b)(ii) shall be calculated by allowing interest at the lesser of ten percent (10%) per annum or the maximum rate permitted by law, on the unpaid Rent and other sums due and payable from the termination date through the date of award. The “worth at the time of award” of the amount referred to in Section 22.2(b)(iii) shall be calculated by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award, plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or

Landlord takes possession of the Premises by reason of any Event of Default by Tenant. For purposes of this Section 2.2(b), “Rent” shall exclude any Amortization Rent, Landlord acknowledging that Landlord’s sole remedy for unpaid Amortization Rent upon any termination of this Lease shall be provided in Section 2.4 of the Tenant Work Letter.

22.3    If Landlord shall exercise any one or more remedies hereunder granted or otherwise available, it shall not be deemed to be an acceptance or surrender of the Premises by Tenant whether by agreement or by operation of law; it is understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No alteration of security devices and no removal or other exercise of dominion by Landlord over the property of Tenant or others in the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting to the aforesaid exercise of dominion over Tenant’s property within the Premises after any Event of Default.

22.4    Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise, including, but not limited to, suits for injunctive relief and specific performance. Notwithstanding any contrary provision herein, Tenant shall not be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Landlord’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, except as specifically provided in Article 31; provided that Tenant hereby acknowledges and agrees that the foregoing shall not prevent Landlord from recovering any and all damages to which Landlord is entitled pursuant to California Civil Code Sections 1951.2 and 1951.4 following an Event of Default by Tenant hereunder. The exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease or now or hereafter existing at law or in equity, or by statute or otherwise shall not preclude the simultaneous or later exercise by Landlord for any or all other rights or remedies provided for in this Lease or now or hereafter existing at or in equity or by statute or otherwise. All such rights and remedies shall be considered cumulative and non-exclusive. All costs incurred by Landlord in connection with collecting any Rent or other amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees from the date such matter is turned over to an attorney, whether or not one or more actions are commenced by Landlord, shall also be recoverable by Landlord from Tenant. If any notice and grace period required under subparagraphs 22.1(a) or (b) was not previously given, a notice to pay rent or quit, or to perform or quit, as the case may be, given to Tenant under any statute authorizing the forfeiture of leases for unlawful detainer shall also constitute the applicable notice for grace period purposes required by subparagraphs 22.1(a) or (b). In such case, the applicable grace period under subparagraphs 22.1(a) or (b) and under the unlawful detainer statute shall run concurrently after the one such statutory notice, and the failure of Tenant to cure the default within the greater of the two (2) such grace periods shall constitute both an unlawful detainer and an Event of Default entitling Landlord to the remedies provided for in this Lease and/or by said statute.

22.5    If Tenant should fail to make any payment or cure any default hereunder within the time herein permitted and such failure constitutes an Event of Default (except in the case where if Landlord in good faith believes that action prior to the expiration of any cure period under Section 22.1 is necessary to prevent damage to persons or property, in which case Landlord may act without waiting for such cure period to expire), Landlord, without being under any obligation to do so and without thereby waiving such default, may make such payment and/or remedy such default for the account of Tenant (and enter the Premises for such purpose), and thereupon, Tenant shall be obligated and hereby agrees to pay Landlord, upon demand, all reasonable costs, expenses, and disbursements, plus ten percent (10%) overhead cost incurred by Landlord in connection therewith.

22.6    Intentionally omitted.

22.7    Nothing contained in this Article 22 shall limit or prejudice the right of Landlord to prove and obtain as damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding, an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal, or less than the amounts recoverable, either as damages or Rent, referred to in any of the preceding provisions of this Article 22. Notwithstanding anything contained in this Article to the contrary, any such proceeding or action involving bankruptcy, insolvency, reorganization, arrangement, assignment for the benefit of creditors, or appointment of a receiver or trustee, as set forth above, shall be considered to be an Event of Default only when such proceeding, action, or remedy shall be taken or brought by or against the then holder of the leasehold estate under this Lease.

22.8    Landlord is entitled to accept, receive, in check or money order, and deposit any payment made by Tenant for any reason or purpose or in any amount whatsoever, and apply them at Landlord’s option to any obligation of Tenant, and such amounts shall not constitute payment of any amount owed, except that to which Landlord has applied them. No endorsement or statement on any check or letter of Tenant shall be deemed an accord and satisfaction or recognized for any purpose whatsoever. The acceptance of any such check or payment shall be without prejudice to Landlord’s rights to recover any and all amounts owed by Tenant hereunder and shall not be deemed to cure any other default nor prejudice Landlord’s rights to pursue any other available remedy, Landlord’s acceptance of partial payment of Rent does not constitute a waiver of any rights, including without limitation any right Landlord may have to recover possession of the Premises.

22.9    Intentionally omitted.

22.10    Tenant waives the right to terminate this Lease on Landlord’s default under this Lease. Tenant’s sole remedy on Landlord’s default is an action for damages or injunctive or declaratory relief. Landlord’s failure to perform any of its obligations under this Lease shall constitute a default by Landlord under this Lease if the failure continues for thirty (30) days after written notice of the failure from Tenant to Landlord. If the required performance cannot be completed within thirty (30) days, Landlord’s failure to perform shall constitute a default under the Lease unless Landlord undertakes to cure the failure within thirty (30) days and diligently and continuously attempts to complete this cure as soon as reasonably possible. All obligations of each party hereunder shall be construed as covenants, not conditions.

ARTICLE 23.

INTENTIONALLY OMITTED

ARTICLE 24.

INTENTIONALLY OMITTED

ARTICLE 25.

ATTORNEYS’ FEES

25.1    All costs and expenses, including reasonable attorneys’ fees (whether or not legal proceedings are instituted), involved in collecting rents, enforcing the obligations of Tenant, or protecting the rights or interests of Landlord under this Lease, whether or not an action is filed, including without limitation the cost and expense of instituting and prosecuting legal proceedings or recovering possession of the Premises after the occurrence of an Event of Default by Tenant or upon expiration or sooner termination of this Lease, shall be due and payable by Tenant on demand, as Additional Rent. In addition, and notwithstanding the foregoing, if either party hereto shall file any action or bring any proceeding against the other party arising out of this Lease or for the declaration of any rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all costs and expenses, including reasonable attorneys’ fees incurred by the prevailing party, as determined by the trier of fact in such legal proceeding. For purposes of this provision, the terms “attorneys’ fees” or “attorneys’ fees and costs,” or “costs and expenses” shall mean the fees and expenses of legal counsel (including external counsel and in-house counsel) of the parties hereto, which include printing, photocopying, duplicating, mail, overnight mail, messenger, court filing fees, costs of discovery, and fees billed for law clerks, paralegals, investigators and other persons not admitted to the bar for performing services under the supervision and direction of an attorney. For purposes of determining in-house counsel fees, the same shall be considered as those fees normally applicable to an attorney in a law firm with like experience in such field. In addition, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred in enforcing any judgment arising from a suit or proceeding under this Lease, including without limitation post-judgment motions, contempt proceedings, garnishment, levy and debtor and third party examinations, discovery and bankruptcy litigation, without regard to schedule or rule of court purporting to restrict such award. This post-judgment award of attorneys’ fees and costs provision shall be severable from any other provision of this Lease and shall survive any judgment/award on such suit or arbitration and is not to be deemed merged into the judgment/award or terminated with the Lease.

ARTICLE 26.

NON-WAIVER

26.1    Neither acceptance of any payment by Landlord from Tenant nor, failure by Landlord to complain of any action, non-action, or default of Tenant shall constitute a waiver of any of Landlord’s rights hereunder. Time is of the essence with respect to the performance of every obligation of each party under this Lease in which time of performance is a factor. Waiver by either party of any right or remedy arising in connection with any default of the other party shall not constitute a waiver of such right or remedy or any other right or remedy arising in connection with either a subsequent default of the same obligation or any other default. No right or remedy of either party hereunder or covenant, duty, or obligation of any party hereunder shall be deemed waived by the other party unless such waiver is in writing, signed by the other party or the other party’s duly authorized agent.

ARTICLE 27.

RULES AND REGULATIONS

27.1    Such reasonable rules and regulations applying to all lessees in the Project for the safety, care, and cleanliness of the Project and the preservation of good order thereon are hereby made a part hereof as Exhibit D, and Tenant agrees to comply with all such rules and regulations. Landlord shall have the right at all times to change such rules and regulations or to amend them in any reasonable and non-discriminatory manner as may be deemed advisable by Landlord, all of which changes and amendments shall be sent by Landlord to Tenant in writing and shall be thereafter carried out and observed by Tenant. Landlord shall not have any liability to Tenant for any failure of any other lessees of the Project to comply with such rules and regulations.

ARTICLE 28.

ASSIGNMENT BY LANDLORD; RIGHT TO LEASE

28.1    Landlord shall have the right to transfer or assign, in whole or in part, all its rights and obligations hereunder and in the Premises and the Project. In such event, no liability or obligation shall accrue or be charged to Landlord with respect to the period from and after such transfer or assignment and assumption of Landlord’s obligations by the transferee or assignee.

28.2    Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Buildings or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Buildings or Project.

ARTICLE 29.

LIABILITY OF LANDLORD

29.1    It is expressly understood and agreed that the obligations of Landlord under this Lease shall be binding upon Landlord and its successors and assigns and any future owner of the Project only with respect to events occurring during its and their respective ownership of the Project. In addition, Tenant agrees to look solely to Landlord’s interest in the Project for recovery of any judgment against Landlord arising in connection with this Lease, it being agreed that neither Landlord nor any successor or assign of Landlord nor any future owner of the Project, nor any partner, shareholder, member, or officer of any of the foregoing shall ever be personally liable for any such judgment. For purposes hereof, “Landlord’s interest in the Project” shall include rents due from tenants, proceeds from any sale of the Project, insurance proceeds, and proceeds from condemnation or eminent domain proceedings (prior to the distribution of same to any member, partner or shareholder of Landlord in the ordinary course of Landlord’s business). The limitations of liability contained in this Section 29.1 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for any indirect or consequential damages or any injury or damage to, or interference with, Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

ARTICLE 30.

SUBORDINATION AND ATTORNMENT

30.1    This Lease, at Landlord’s option, shall be subordinate to any present or future mortgage, ground lease or declaration of covenants regarding maintenance and use of any areas contained in any portion of the Building, and to any and all advances made under any present or future mortgage and to all renewals, modifications, consolidations, replacements, and extensions of any or all of same. Tenant agrees, with respect to any of the foregoing documents, that no documentation other than this Lease shall be required to evidence such subordination. If any holder of a mortgage shall elect for this Lease to be superior to the lien of its mortgage and shall give written notice thereof to Tenant, then this Lease shall automatically be deemed prior to such mortgage whether this Lease is dated earlier or later than the date of said mortgage or the date of recording thereof. Tenant agrees to execute such commercially reasonable documents as may be further required to evidence such subordination or to make this Lease prior to the lien of any mortgage or deed of trust, as the case may be within ten (10) business days after written request by Landlord. If Tenant fails to do so within ten (10) days after a second written demand, such failure shall, if Landlord so elects, constitute an Event of Default. Tenant hereby attorns to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale through foreclosure or otherwise.

30.2    Tenant shall, at such time or times as Landlord may request, upon not less than ten (10) business days’ prior written request by Landlord, sign and deliver to Landlord an estoppel certificate, which shall be substantially in the form of Exhibit E, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain such other information and agreements as may be reasonably requested, it being intended that any such statement delivered pursuant to this Article may be relied upon by Landlord and by any prospective purchaser of all or any portion of the Project, or a holder or prospective holder of any mortgage encumbering the Project, or any portion thereof. Tenant’s failure to deliver such statement within five (5) days after Landlord’s second written request therefor shall constitute an Event of Default (as that term is defined elsewhere in this Lease) and shall conclusively be deemed to be an admission by Tenant of the matters set forth in the request for an estoppel certificate.

30.3    Tenant shall deliver to Landlord prior to the execution of this Lease and thereafter at any time upon Landlord’s request, Tenant’s current audited financial statements,

including a balance sheet and profit and loss statement for the most recent prior year (collectively, the “Statements”), which Statements shall accurately and completely reflect the financial condition of Tenant. Landlord shall have the right to deliver the same to any proposed purchaser of the Building or the Project, and to any encumbrancer of all or any portion of the Building or the Project. If audited financial statements are not then available, Tenant may instead provide unaudited financial statements certified by an officer of Tenant as accurately and completely reflecting the financial condition of Tenant. Landlord further agrees to keep the Tenant’s financials delivered to Landlord pursuant to Section 30.3 and identified by Tenant in writing as confidential (the “Confidential Information”) in confidence for its information only and not to disclose the Confidential Information to anyone else, except (a) to the directors, officers, employees, affiliates and advisors (including attorneys, counsels, consultants and financial advisors) of Landlord who agree to keep such information confidential; (b) as required by law; (c) to any regulators having jurisdiction over Landlord’s businesses; (d) to any purchaser or prospective purchaser of Landlord’s property in which Tenant is a tenant or subtenant and any lender holding a lien secured by such property who agrees to keep such information confidential; (e) in connection with any litigation between Tenant on the one hand and Landlord on the other; and (f) to any investor or pension fund for which Landlord holds title to the property who agrees to keep such information confidential. Landlord agrees not to use such information for any other purposes unless it shall have first entered into a further written agreement with Tenant relating to that other use of the Confidential Information proposed by the Landlord. Notwithstanding the foregoing, Landlord shall be free to use any of the following information obtained lawfully from others: (i) information which is, at the time of disclosure, in the public domain; (ii) information which, after disclosure, enters the public domain, except where such entry is the result of a breach of this Lease; (iii) information which, prior to the disclosure, was already known to Landlord; and; (iv) information which is rightfully received by Landlord from a third party. The provisions of this Section 30.3 with respect to confidentiality supersede any prior confidentiality or nondisclosure agreements executed for the benefit of Tenant or its affiliates by on or behalf of the Landlord or any of its members.

30.4    Tenant acknowledges that Landlord is relying on the Statements in its determination to enter into this Lease, and Tenant represents to Landlord, which representation shall be deemed made on the date of this Lease and again on the Commencement Date, that no material change in the financial condition of Tenant, as reflected in the Statements, has occurred since the date Tenant delivered the Statements to Landlord. The Statements are represented and warranted by Tenant to be correct and to accurately and fully reflect in all material respects Tenant’s true financial condition as of the date of submission of any Statements to Landlord.

30.5    As of the date of this Lease, there is no (a) deed of trust or mortgage encumbering the Project or (b) ground lease affecting the Building.

30.6    As a condition to the subordination in Section 30.1 of this Lease to its mortgage or deed of trust, any future mortgagee, beneficiary or ground lessor shall deliver to Tenant a written subordination and non-disturbance agreement in recordable form acceptable to such mortgagee, beneficiary, or in its sole discretion ground lessor providing that so long as no Event of Default by Tenant exists, Tenant’s possession and rights under this Lease shall not be disturbed or impaired and Tenant shall not be joined by the holder of any mortgage or deed of trust or ground lessor in any action or proceeding to foreclose or terminate thereunder, except where such is necessary for jurisdictional or procedural reasons. Landlord agrees to use commercially reasonable efforts to obtain a written subordination and non-disturbance agreement from such mortgagee, beneficiary or ground lessor in a form reasonably acceptable to Tenant; provided that Tenant shall pay all reasonable out-of-pocket costs incurred by Landlord in obtaining that subordination and non-disturbance agreement. “Commercially reasonable efforts” of Landlord shall not require Landlord to incur any material out-of-pocket cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by such mortgagee or beneficiary. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant in a form reasonably acceptable to Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder.

ARTICLE 31.

HOLDING OVER

31.1    In the event Tenant, or any party claiming under Tenant, retains possession of the Premises after the Expiration Date or Termination Date, such possession shall be that of a tenant at sufferance and an unlawful detainer. No tenancy or interest shall result from such possession, and such parties shall be subject to immediate eviction and removal. Tenant or any such party shall pay Landlord, as Base Rent for the period of such holdover, a monthly amount equal to one hundred fifty percent (150%) of (a) the Base Rent for the last period prior to the date of such termination plus (b) Additional Rent attributable to Operating Expenses and Taxes as provided in Article 5 of this Lease during the time of holdover, together with all other Additional Rent and other amounts payable pursuant to the terms of this Lease. Notwithstanding the foregoing, Tenant shall not be required to pay during any holdover period any amounts attributable to the Additional Allowance or the Amortization Rate. Such tenancy at sufferance shall be subject to every other applicable term, covenant and agreement contained herein. Tenant shall also be liable for any and all damages sustained by Landlord as a result of such holdover. Tenant shall vacate the Premises and deliver same to Landlord immediately upon Tenant’s receipt of notice from Landlord to so vacate. The Rent during such holdover period shall be payable to Landlord on demand. Landlord’s acceptance of Rent if and after Tenant holds over shall not convert Tenant’s tenancy at sufferance to any other form of tenancy or result in a renewal or extension of the Term of this Lease, unless otherwise specified by notice from Landlord to Tenant.

ARTICLE 32.

SIGNS

32.1    No sign, symbol, or identifying marks shall be put upon the Project, Building, in the halls, elevators, staircases, entrances, parking areas, or upon the doors or walls, without the prior written approval of Landlord in its sole discretion. Should such approval ever be granted, all signs or lettering shall conform in all respects to the sign and/or lettering criteria established by Landlord and comply with all Applicable Laws. Landlord, at Landlord’s sole cost and expense, reserves the right to change the door plaques as Landlord deems reasonably desirable.

32.2    Landlord shall, at Tenant’s sole cost and expense, install only signage (the “Monument Signage”) on the Building monument sign identifying only Tenant’s name. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Monument Signage shall be subject to the reasonable approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Monument Signage to be removed and the area of the monument sign affected by the Monument Signage to be restored to the condition existing prior to the installation of Tenant’s Monument Signage. The right to Monument Signage is personal to the initially named Tenant in this Lease (“Original Tenant”) and any Permitted Transferee who is an assignee of Tenant’s entire interest in this Lease or a subtenant of at least 50% of the Premises. To the extent Tenant desires to change the name and/or logo set forth on the Monument Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings. All of Tenant’s rights to install and maintain Monument Signage on the monument sign in accordance with this Section 32.2 shall terminate upon notice from Landlord for so long as Tenant ceases to occupy at least one entire floor of the Building.

32.3    Landlord shall, at Tenant’s sole cost and expense, install standard signage at the entrance to the Premises, and signage at the top of the Building (the “Building-top Signage”) identifying only Tenant’s name and logo. The graphics, materials, color, design, lettering, size and specifications of Tenant’s Building-top Signage shall be subject to the reasonable approval of Landlord and all applicable governmental authorities and shall conform to Landlord’s approved sign plan for the Building. The costs of the actual signs comprising the Building-top Signage and the installation, design, construction, and any and all other costs associated with the Building-top Signage including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should the Building-top Signage require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth above) shall cause such repairs and/or maintenance to be performed within fifteen (15) business days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than fifteen (15) business days to perform, Tenant shall commence such repairs and/or maintenance within such fifteen (15) business day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the cost of such work. At the expiration or earlier termination of this Lease or termination of Tenant’s sign rights as provided below, Landlord shall, at Tenant’s sole cost and expense, cause the Building-top Signage to be removed and the area of the top of the Building affected by the Building-top Signage to be restored to the condition existing prior to the installation of Tenant’s Building-top Signage. The right to Building-top Signage is personal to Original Tenant and any Permitted Transferee of the Original Tenant who is an assignee of that Original Tenant’s entire interest in this Lease or a subtenant of the entire Premises. To the extent Tenant desires to change the name and/or logo set forth on the Building-top Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings. All of Tenant’s rights to install and maintain the Building-top Signage at the top of the Building in accordance with this Section 32.3 shall terminate upon notice from Landlord during any period in which Tenant or a Permitted Transferee ceases to occupy at least one entire floor of the Building.

32.4    Landlord, at Tenant’s sole cost and expense, shall provide Tenant with Building standard lobby and suite signage.

ARTICLE 33.

HAZARDOUS AND BIOLOGICAL MATERIALS

33.1    Except for Hazardous Materials and Biological Materials contained in products used by Tenant for ordinary cleaning and office purposes (such as printer toner and copier toner) in quantities not violative of applicable Environmental, Public and Animal Welfare Requirements and those materials listed on Exhibit J attached hereto, Tenant shall not permit or cause any party to bring any Hazardous Materials or Biological Materials upon the Premises and/or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials or Biological Materials on or from the Premises and/or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental, Public and Animal Welfare Requirements (as defined below) and all requirements of this Lease. Tenant shall complete and certify to commercially reasonable disclosure statements as reasonably requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials or Biological Materials on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental, Public and Animal Welfare Requirements. Without limiting the generality of the foregoing, Tenant shall, at such intervals as Landlord may reasonably require, provide to Landlord or its designated consultant a list of all Hazardous Materials and Biological Materials used by Tenant in the Premises. Tenant shall reimburse Landlord within thirty (30) days after demand for the actual costs and fees charged by Landlord’s consultant to review the list of chemicals and biological materials. Exhibit J shall also list applicable Environmental Protection Agency, US Center for Disease Control, National Institutes of Health and California Hazardous and Biological Materials codes for each of the Hazardous Materials or Biological Materials or waste. Tenant shall comply with any additional requirements listed on Exhibit J with respect to the Hazardous Materials and Biological Materials identified in Exhibit J.

33.2    The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto; all applicable California requirements, including, but not limited to,

Sections 25115, 25117, 25122.7, 25140, 25249.8, 25281, 25316 and 25501 of the California Health and Safety Code and Title 22 of the California Code of Regulations, Division 4.5, Chapter 11, and any policies or rules promulgated thereunder as well as any County or City ordinances that may operate independent of, or in conjunction with, the State programs, and any common or civil law obligations including, without limitation, nuisance or trespass, and any other requirements of Article 3 of this Lease regarding the environment. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including, without limitation, any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including without limitation, the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials and Biological Materials brought on the Premises by Tenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom by Tenant or any of the Tenant Parties. The term “Public Welfare Requirements” means and includes all applicable statutes, regulations and guidelines including but not limited to (to the extent applicable to Tenant’s operations) Title 45 of the Code of Federal Regulations as associated to all research or production involving Biological Materials conducted, supported or otherwise subject to regulation in accordance with the US HHS “Biosafety in Microbiological and Biomedical Laboratories”. The term “Biological Materials” means natural biocompatible materials that comprise a whole or a part of a living structure or biomedical device that performs, augments, or replaces a natural function. The term “Animal Welfare Requirements” means and includes (to the extent applicable to Tenant’s operations) 7 U.S.C. 2131–2159; 7 CFR 2.22, Laboratory Animal Welfare Act ; Public Law 99-158 and amendments and all Animal Research Laws (as defined in Exhibit I). The term “Environmental, Public and Animal Welfare Requirements” means, collectively, Environmental Requirements, Public Welfare Requirements and Animal Welfare Requirements. The term “ Environmental, Public or Animal Welfare Requirements” means any of the Environmental Requirements, Public Welfare Requirements and/or Animal Welfare Requirements.

33.3    Tenant, at its sole cost and expense, shall remove all Hazardous Materials, Biological Materials and animals stored, disposed of or otherwise released by Tenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Landlord in its reasonable discretion, but in no event to a level and in a manner less than that which complies with all Environmental, Public and Animal Welfare Requirements and does not limit any future uses of the Premises from those permitted by Applicable Laws as of the Commencement Date or require the recording of any deed restriction or notice regarding the Premises. Tenant shall perform such work at any time during the Term of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If an Event of Default exists because Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including without limitation an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten (10) business days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials and Biological Materials for purposes of Environmental, Public and Animal Welfare Requirements. Tenant agrees not to enter into any agreement with any person, including without limitation any governmental authority, regarding the removal of Hazardous Materials and Biological Materials that have been disposed of or otherwise released onto or from the Premises without the written approval of Landlord.

33.4    Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including, without limitation, punitive damages), expenses (including, without limitation, remediation, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, actual attorneys’ fees, consultant fees or expert fees and including, without limitation, removal or management of any Hazardous Materials or Biological Materials brought into the Premises or (if the precise nature and location thereof has previously been disclosed in writing by Landlord to Tenant) disturbed in breach of the requirements of this Article 33, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or Biological Materials at the Premises or any breach of the requirements under this Article 33 by Tenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Article 33 shall survive any termination of this Lease.

33.5    Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental, Public or Animal Welfare Requirements, its obligations under this Article 33, or the condition of the Premises. Access shall be granted to Landlord upon not less than two (2) business days prior written notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental, Public or Animal Welfare Requirement to any material extent, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental, Public or Animal Welfare Requirements or release or threat of release of any Hazardous or Biological Materials onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental, Public or Animal Welfare Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials or Biological Materials onto or from the Premises.

33.6    In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Article 33 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form reasonably satisfactory to Landlord. The requirements of this Article 33 are in addition to and not in lieu of any other provision in the Lease.

33.7    Landlord hereby informs Tenant, and Tenant hereby acknowledges, that the Premises and adjacent properties overlie a former solid waste landfill site commonly known as the Westport Landfill (“Former Landfill”). Landlord further informs Tenant, and Tenant hereby acknowledges, that (i) prior testing has detected the presence of low levels of certain volatile and semi-volatile organic compounds and other chemical constituents in the groundwater, in the leachate from the landfilled solid waste, and/or in certain surface waters of the Project, as more fully described in the California Regional Water Quality Control Board, San Francisco Bay Region’s (“Regional Board”) Order No. R2-2003-0074 (Updated Waste Discharge Requirements and Rescission of Order No. 94-181) (“Order”), (ii) methane gas is or may be generated by the landfilled solid waste (item “i” immediately preceding and this item “ii” are hereafter collectively referred to as the “Landfill Condition”), and (iii) the Premises and the Former Landfill are subject to the Order. The Order is attached hereto as Exhibit H. As evidenced by their initials on said Exhibit H, Tenant acknowledges that Landlord has provided Tenant with copies of the Order, and Tenant acknowledges that Tenant and Tenant’s experts (if any) have had ample opportunity to review the Order and that Tenant has satisfied itself as to the environmental conditions of the Property and the suitability of such conditions for Tenant’s intended use of the Property. Additional environmental reports are available for Tenant’s review at Landlord’s offices. In the event the Regional Board determines that the majority of the Premises cannot be occupied and/or Tenant cannot conduct its operations for a period in excess of thirty (30) days due to the any Hazardous Materials conditions related to the Landfill Condition, then, provided Tenant has not caused and/or materially contributed to the incident responsible for said occupancy restriction, Tenant may terminate this Lease provided Tenant gives Landlord written notice within ten (10) business days of Tenant’s receipt of notice that the Premises cannot be occupied for the purpose referenced in this Lease of its election to so terminate the Lease in the event Tenant cannot occupy and/or operate at the Premises at the conclusion of the thirty (30) day period. In the event said notice is received by Landlord as required herein and the majority of the Premises cannot be occupied or operated from as referenced above, this Lease shall thereafter terminate on the date of termination referenced in said Tenant notice (which date shall not be less than thirty (30) days from the date the Premises are deemed un-occupiable). Tenant agrees to cooperate (at no cost or liability to Tenant) and provide Landlord and the Regional Board or their authorized representatives, upon presentation of credentials, during normal business hours, immediate entry upon the Premises to assess any and all aspects of the environmental condition of the Project and its use, including, but not limited to, conducting any environmental assessment or audit, taking samples of soil, groundwater or other water, air or building materials, the inspection of treatment equipment, monitoring equipment or monitoring methods, or sampling of any discharge governed by the Order.

33.8    Notwithstanding any other provision in this Lease, Tenant shall not be responsible for any Hazardous Materials or Biological Materials in, on or under the Premises, Building or Project except for (a) any violations of the Order caused by Tenant or any of the Tenant Parties, (b) Hazardous Materials or Biological Materials introduced in, on or under the Premises, Building or Project due to the actions, negligence or willful misconduct of Tenant or any of the Tenant Parties, and (c) Hazardous Materials or Biological Materials present in, on or under the Premises, Building or Project disturbed by Tenant in breach of the requirements of Article 33 if the nature and location thereof has previously been disclosed in writing by Landlord to Tenant or is actually known by Tenant. As used herein, “Tenant Parties” means Tenant and the agents, contractors, employees, subtenants, licensees and invitees of Tenant.

33.9    Tenant acknowledges receipt of a copy of that certain Phase I Environmental Site Assessment, Westport Office Park, Bridge Parkway and Island Drive Redwood City, California 94065, No. 001 09412 00, dated August 10, 2005, prepared by LFR Levine-Fricke (collectively, “Hazardous Substance Reports”). Landlord acknowledges to Tenant that: (i) Landlord has not authorized any other studies for hazardous, biological or toxic materials at the Premises, Project or Building other than the Hazardous Substance Reports; and (ii) Landlord does not know of any surveys for toxic or Hazardous Materials or Biological Materials at the Premises, Project or the Building other than the Hazardous Substance Reports.

ARTICLE 34.

COMPLIANCE WITH LAWS AND OTHER REGULATIONS

34.1    Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter become in force, of federal, state, county, and municipal authorities, including without limitation the Americans with Disabilities Act and the California Energy Code, Title 24, with the requirements of any board of fire underwriters or other similar body now or hereafter constituted, and with any occupancy certificate issued pursuant to any law by any public officer or officers, which impose, any duty upon Landlord or Tenant, insofar as any thereof relate to or affect the condition, use, alteration, or occupancy of the Premises. Landlord’s approval of Tenant’s plans for any improvements shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities, including, but not limited to, the Americans with Disabilities Act. Tenant shall not be obligated to make any capital improvements to the Premises in order to comply with Applicable Laws, except to the extent the capital improvement is required due to a Trigger Event (as defined below). As used herein, the term “Trigger Event” means one or more of the following events or circumstances: (a) Tenant’s particular use of the Premises (other than normal office uses); (b) the manner of conduct of Tenant’s business or operation of its installations, equipment or other property outside those of normal office use; (c) the performance of any improvements or alterations or the installation of any Tenant systems; or (d) the breach of any of Tenant’s obligations under this Lease.

34.2    Tenant is not, and shall not during the term of this Lease become, a person or entity with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List (collectively, “Prohibited Persons”). Tenant represents and warrants that to Tenant’s actual knowledge, Tenant is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises or the Building. Tenant will not, during the Term of this Lease, knowingly engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises or the Building. Landlord represents and warrants that to Landlord’s actual knowledge, Landlord is not currently engaged in any transactions or dealings, or otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Project. Landlord will not, during the Term of this Lease, knowingly engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Project.

34.3    Pursuant to California Civil Code Section 1938, Tenant is hereby notified that, as of the date hereof, the Project has not undergone an inspection by a “Certified Access Specialist” and except to the extent expressly set forth in this Lease, Landlord shall have no liability or responsibility to make any repairs or modifications to the Premises or the Project in order to comply with accessibility standards. The following disclosure is hereby made pursuant to applicable California law: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” Tenant acknowledges that Landlord has made no representation regarding compliance of the Premises or the Project with accessibility standards. Any CASp inspection shall be conducted in compliance with reasonable rules in effect at the Building with regard to such inspections and shall be subject to Landlord’s prior written consent.

ARTICLE 35.

SEVERABILITY

35.1    This Lease shall be construed in accordance with the laws of the State of California. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws effective during the Term, then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of both parties that in lieu of each clause or provision that is illegal, or unenforceable, there is added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and still be legal, valid, and enforceable.

ARTICLE 36.

NOTICES

36.1    All notices, demands, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (i) sent by United States certified or registered mail, postage prepaid, return receipt requested (“Mail”), (ii) delivered by a nationally recognized overnight courier, or (iii) delivered personally. Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in the Basic Lease Information, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth in the Basic Lease Information, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given (A) three (3) days after the date it is posted if sent by Mail, (B) the date the overnight courier delivery is made, or (C) the date personal delivery is made. Any Notice given by an attorney on behalf of Landlord or by Landlord’s managing agent shall be considered as given by Landlord and shall be fully effective.

ARTICLE 37.

OBLIGATIONS OF, SUCCESSORS, PLURALITY, GENDER

37.1    Landlord and Tenant agree that all the provisions hereof are to be construed as covenants and agreements as though the words imparting such covenants were used in each paragraph hereof, and that, except as restricted by the provisions hereof, shall bind and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and assigns. If two or more parties are designated herein as Tenant, then all such parties shall be jointly and severally liable for the obligations of Tenant hereunder. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the other.

ARTICLE 38.

ENTIRE AGREEMENT

38.1    This Lease and any attached addenda or exhibits constitute the entire agreement between Landlord and Tenant. No prior or contemporaneous written or oral leases or representations shall be binding. This Lease shall not be amended, changed, or extended except by written instrument signed by Landlord and Tenant.

38.2    THE SUBMISSION OF THIS LEASE BY LANDLORD, ITS AGENT OR REPRESENTATIVE FOR EXAMINATION OR EXECUTION BY TENANT DOES NOT CONSTITUTE AN OPTION OR OFFER TO LEASE THE PREMISES UPON THE TERMS AND CONDITIONS CONTAINED HEREIN OR A RESERVATION OF THE PREMISES IN FAVOR OF TENANT, IT BEING INTENDED HEREBY THAT THIS LEASE SHALL ONLY BECOME EFFECTIVE UPON THE EXECUTION HEREOF BY LANDLORD AND DELIVERY OF A FULLY EXECUTED LEASE TO TENANT.

ARTICLE 39.

CAPTIONS

39.1    Paragraph captions are for Landlord’s and Tenant’s convenience only, and neither limit nor amplify the provisions of this Lease.

ARTICLE 40.

CHANGES

40.1    Should any mortgagee require a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event Tenant agrees that this Lease may be so modified.

ARTICLE 41.

AUTHORITY

41.1    All rights and remedies of Landlord under this Lease, or those which may be provided by law, may be exercised by Landlord in its own name individually, or in its name by its agent, and all legal proceedings for the enforcement of any such rights or remedies, including unlawful detainer, and any other legal or equitable proceedings may be commenced and prosecuted to final judgment and be executed by Landlord in its own name individually or in its name by its agent. Landlord and Tenant each represent to the other that each has full power and authority to execute this Lease and to make and perform the agreements herein contained, and Tenant expressly stipulates that any rights or remedies available to Landlord, either by the provisions of this Lease or otherwise, may be enforced by Landlord in its own name individually or in its name by its agent or principal.

ARTICLE 42.

BROKERAGE

42.1    Tenant represents and warrants to Landlord that it has dealt only with Tenant’s Broker and Landlord’s Broker, in negotiation of this Lease. Landlord shall make payment of the brokerage fee due the Landlord’s Broker pursuant to and in accordance with a separate agreement between Landlord and Landlord’s Broker. Landlord’s Broker shall pay a portion of its commission to Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker. Except for amounts owing to Landlord’s Broker and Tenant’s Broker, each party hereby agrees to indemnify and hold the other party harmless of and from any and all damages, losses, costs, or expenses (including, without limitation, all attorneys’ fees and disbursements) by reason of any claim of or liability to any other broker or other person claiming through the indemnifying party and arising out of or in connection with the negotiation, execution, and delivery of this Lease. Additionally, except as may be otherwise expressly agreed upon by Landlord in writing, Tenant acknowledges and agrees that Landlord and/or Landlord’s agent shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may in the future deal with respect to leasing of any additional or expansion space in the Building or renewals or extensions of this Lease.

ARTICLE 43.

EXHIBITS

43.1    Exhibits A through K are attached hereto and incorporated herein for all purposes and are hereby acknowledged by both parties to this Lease.

ARTICLE 44.

APPURTENANCES

44.1    The Premises include the right of ingress and egress thereto and therefrom; however, Landlord reserves the right to make changes and alterations to the Building, fixtures and equipment thereof, in the street entrances, doors, halls, corridors, lobbies, passages, elevators, escalators, stairways, toilets and other parts thereof which Landlord may deem necessary or desirable; provided that Tenant at all times has a means of access to the Premises (subject to a temporary interruption due to Force Majeure Events or necessary maintenance that cannot reasonably be performed without such interruption of access). Neither this Lease nor any use by Tenant of the Building or any passage, door, tunnel, concourse, plaza or any other area connecting the garages or other buildings with the Building, shall give Tenant any right or easement of such use and the use thereof may, without notice to Tenant, be regulated or discontinued at any time and from time to time by Landlord without liability of any kind to Tenant and without affecting the obligations of Tenant under this Lease. In exercising its rights under this Section 44.1, Landlord shall make commercially reasonable efforts to minimize the disruption to Tenant’s business operations.

ARTICLE 45.

PREJUDGMENT REMEDY, REDEMPTION, COUNTERCLAIM, AND JURY

45.1    Tenant, for itself and for all persons claiming through or under it, hereby expressly waives any and all rights which are, or in the future may be, conferred upon Tenant by any present or future law to redeem the Premises, or to any new trial in any action for ejection under any provisions of law, after reentry thereupon, or upon any part thereof, by Landlord, or after any warrant to dispossess or judgment in ejection. If Landlord shall acquire possession of the Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a reentry within the meaning of that word as used in this Lease. In the event that Landlord commences any summary proceedings or action for nonpayment of Rent or other charges provided for in this Lease, Tenant shall not interpose any non-compulsory counterclaim of any nature or description in any such proceeding or action. Tenant and Landlord both waive a trial by jury of any or all issues arising in any action or proceeding between the parties hereto or their successors, under or connected with this Lease, or any of its provisions.

ARTICLE 46.

RECORDING

46.1    Tenant shall not record this Lease but will, at the request of Landlord, execute a memorandum or notice thereof in recordable form satisfactory to both Landlord and Tenant specifying the date of commencement and expiration of the Term of this Lease and other information required by statute. Either Landlord or Tenant may then record said memorandum or notice of lease at the cost of the recording party.

ARTICLE 47.

MORTGAGEE PROTECTION

47.1    Tenant agrees to give any mortgagees and/or trust deed holders having a lien on Landlord’s interest in the Project, by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such mortgagees and/or trust deed holders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then such mortgagees and/or trust deed holders shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including but not limited to commencement of receivership or foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

ARTICLE 48.

OTHER LANDLORD CONSTRUCTION

48.1    Tenant acknowledges that portions of the Project may be under construction following Tenant’s occupancy of the Premises, and that such construction may result in levels of noise, dust, odor, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction. If any excavation or construction is made adjacent to, upon or within the Building, or any part thereof, Tenant shall afford to any and all persons causing or authorized to cause such excavation or construction (“Landlord’s Construction Personnel”) license to enter upon the Premises for the purpose of doing such work as such persons shall deem necessary to preserve the Building or any portion thereof from injury or damage and to support the same by proper foundations, braces and supports, without any claim for damages or indemnity or abatement of Rent (subject to the express provisions of this Lease), or of a constructive or actual eviction of Tenant. Notwithstanding anything to the contrary contained in this Lease, Landlord shall provide Tenant with written notice ten (10) days prior to any such entry of Landlord’s Construction Personnel onto the Premises.

48.2    It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Term of this Lease renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Premises, including without limitation the Parking Facilities (as defined below), the Common Areas, and the systems and equipment, roof and structural portions of the same. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility and shall not be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the

Premises or of Tenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations for Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

48.3    In exercising its rights under this Article 48, Landlord shall make commercially reasonable efforts to minimize the disruption to Tenant’s business operations and shall comply with Tenant’s reasonable security measures and operating procedures.

48.4    In addition, Landlord’s access to the Premises under this Article 48 shall be subject to the limitations provided for in Section 7.2, above.

ARTICLE 49.

PARKING

49.1    The use by Tenant, its employees and invitees, of the parking facilities of the Project (the “Parking Facilities”) shall be on the terms and conditions set forth in Exhibit D-1 attached hereto and by this reference incorporated herein and shall be subject to such other agreement between Landlord and Tenant as may hereinafter be established and to such other reasonable and nondiscriminatory rules and regulations as Landlord may establish. Tenant, its employees and invitees shall use no more than the Maximum Parking Allocation. Tenant’s right to use the Maximum Parking Allocation shall be without direct charge, other than Operating Expenses and Taxes otherwise payable under Article 5 of this Lease. Tenant’s use of the parking spaces shall be confined to the Project. If, in Landlord’s reasonable business judgment, it becomes necessary, Landlord shall exercise due diligence to cause the creation of cross-parking easements and such other agreements as are necessary to permit Tenant, its employees and invitees to use parking spaces on properties and buildings which are separate legal parcels from, but are in reasonable proximity to, the Project. Tenant acknowledges that other tenants of the Project and the tenants of the other buildings, their employees and invitees, may be given the right to park at the Project. Landlord reserves the right to change any existing or future parking area, roads, or driveways, or increase or decrease the size thereof and make any repairs or alterations it deems necessary to the parking area, roads and driveways and Landlord agrees to use commercially reasonable efforts to minimize any interference with Tenant’s parking in the course of such repairs or alterations. Landlord agrees not to grant rights to park in the Project that exceed the available parking spaces in the Project by more than is customary for parking for projects comparable to the Project.

ARTICLE 50.

ELECTRICAL CAPACITY

50.1    Tenant covenants and agrees that at all times, its use of electric energy shall never exceed the capacity of the existing feeders to the Building or the risers of wiring installation. Any riser or risers to supply Tenant’s electrical requirements upon written request of Tenant shall be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s sole judgment, the same are necessary and will not cause or create a dangerous or hazardous condition or entail excess or unreasonable alterations, repairs or expense or interfere with or disrupt other tenants or occupants. In addition to the installation of such riser or risers, Landlord will also, at the sole cost and expense of Tenant, install all other equipment proper and necessary in connection therewith subject to the aforesaid terms and conditions.

ARTICLE 51.

OPTION TO EXTEND LEASE

51.1    Extension Option. Tenant shall have the option to extend this Lease (the “Extension Option”) for one additional term of five (5) years (the “Extension Period”), upon the terms and conditions hereinafter set forth:

(a)    If the Extension Option is exercised, then the Base Rent per annum for such Extension Period (the “Option Rent”) shall be an amount equal to the Fair Market Rental Value (as defined hereinafter) for the Premises as of the commencement of the Extension Option for such Extension Period.

(b)    The Extension Option must be exercised by Tenant, if at all, only at the time and in the manner provided in this Section 51.1(b).

(i)    If Tenant wishes to exercise the Extension Option, Tenant must, on or before the date occurring twelve (12) months before the expiration of the initial Lease Term (but not before the date that is fifteen (15) months before the expiration of the initial Lease Term), exercise the Extension Option by delivering written notice (the “Exercise Notice”) to Landlord. If Tenant timely and properly exercises its Extension Option, the Lease Term shall be extended for the Extension Period upon all of the terms and conditions set forth in the Lease, as amended, except that the Base Rent for the Extension Period shall be as provided in Section 51.1(a) and Tenant shall have no further options to extend the Lease Term.

(ii)    If Tenant fails to deliver a timely Exercise Notice, Tenant shall be considered to have elected not to exercise the Extension Option.

(c)    It is understood and agreed that the Extension Option hereby granted is personal to Original Tenant and is not transferable except to a Permitted Transferee in connection with an assignment of Tenant’s entire interest in this Lease. In the event of any assignment of this Lease or subletting of all of the Premises for a period ending in the last one hundred eighty (180) days of the Term thereof (other than to a Permitted Transferee), the Extension Option shall automatically terminate and shall thereafter be null and void.

(d)    Tenant’s exercise of the Extension Option shall, if Landlord so elects in its absolute discretion, be ineffective in the event that (i) an Event of Default by Tenant remains uncured at the time of delivery of the Exercise Notice, or (ii) Tenant shall have reduced the size of the Premises below one (1) full floor of the Building by agreement with Landlord or pursuant to an express right in this Lease.

51.2    Fair Market Rental Value. The provisions of this Section shall apply in any instance in which this Lease provides that the Fair Market Rental Value is to apply.

(a)    “Fair Market Rental Value” means the annual amount per square foot that a willing tenant would pay and a willing landlord would accept in arm’s length negotiations, without any additional inducements, for a lease of the applicable non-sublease, non-equity, unencumbered space on the applicable terms and conditions for the applicable period of time. Fair Market Rental Value shall be determined considering the most recent new direct leases (and market renewals, extensions and expansions, if applicable) in the Building and in Comparable Buildings in the Market Area.

(b)    In determining the rental rate of comparable space, the parties shall include all escalations and take into consideration the following concessions:

(i)    Rental abatement concessions, if any, being granted to tenants in connection with the comparable space; and

(ii)    Tenant improvements or allowances provided or to be provided for the comparable space, taking into account the value of the existing improvements in the Premises, based on the age, quality, and layout of the improvements.

(c)    If in determining the Fair Market Rental Value the parties determine that the economic terms of leases of comparable space include a tenant improvement allowance, Landlord may, at Landlord’s sole option, elect to do the following:

(i)    Grant some or all of the value of the tenant improvement allowance as an allowance for the refurbishment of the Premises; and

(ii)    Reduce the Base Rent component of the Fair Market Rental Value to be an effective rental rate that takes into consideration the total dollar value of that portion of the tenant improvement allowance that Landlord has elected not to grant to Tenant (in which case that portion of the tenant improvement allowance evidenced in the effective rental rate shall not be granted to Tenant).

51.3    Determination of Fair Market Rental Value. The determination of Fair Market Rental Value shall be as provided in this Section 51.3.

(a)    Negotiated Agreement. Landlord and Tenant shall diligently attempt in good faith to agree on the Fair Market Rental Value on or before the date (the “Outside Agreement Date”) that is five (5) months prior to the date upon which the Extension Period is to commence.

(b)    Parties’ Separate Determinations. If Landlord and Tenant fail to reach agreement on or before the Outside Agreement Date, Landlord and Tenant shall each make a separate determination of the Fair Market Rental Value and notify the other party of this determination within ten (10) business days after the Outside Agreement Date.

(i)    Two Determinations. If each party makes a timely determination of the Fair Market Rental Value, those determinations shall be submitted to arbitration in accordance with subsection (c).

(ii)    One Determination. If Landlord or Tenant fails to make a determination of the Fair Market Rental Value within the ten (10) business day period, that failure shall be conclusively considered to be that party’s approval of the Fair Market Rental Value submitted within the ten (10) business day period by the other party.

(c)    Arbitration. If both parties make timely individual determinations of the Fair Market Rental Value under subsection (b), the Fair Market Rental Value shall be determined by arbitration under this subsection (c).

(i)    Scope of Arbitration. The determination of the arbitrators shall be limited to the sole issue of whether Landlord’s or Tenant’s submitted Fair Market Rental Value is the closest to the actual Fair Market Rental Value as determined by the arbitrators, taking into account the requirements of Section 51.2.

(ii)    Qualifications of Arbitrator(s). The arbitrators must be licensed real estate brokers who have been active in the leasing of commercial multi-story properties in the Market Area over the five-year period ending on the date of their appointment as arbitrator(s).

(iii)    Parties’ Appointment of Arbitrators. Within twenty (20) days after the Outside Agreement Date, Landlord and Tenant shall each appoint one arbitrator and notify the other party of the arbitrator’s name and business address.

(iv)    Appointment of Third Arbitrator. If each party timely appoints an arbitrator, the two (2) arbitrators shall, within ten (10) days after the appointment of the second arbitrator, agree on and appoint a third arbitrator (who shall be qualified under the same criteria set forth above for qualification of the initial two (2) arbitrators) and provide notice to Landlord and Tenant of the arbitrator’s name and business address.

(v)    Arbitrators’ Decision. Within thirty (30) days after the appointment of the third arbitrator, the three (3) arbitrators shall decide whether the parties will use Landlord’s or Tenant’s submitted Fair Market Rental Value and shall notify Landlord and Tenant of their decision. The decision of the majority the three (3) arbitrators shall be binding on Landlord and Tenant.

(vi)    If Only One Arbitrator is Appointed. If either Landlord or Tenant fails to appoint an arbitrator within twenty (20) days after the Outside Agreement Date, the arbitrator timely appointed by one of them shall reach a decision and notify Landlord and Tenant of that decision within thirty (30) days after the arbitrator’s appointment. The arbitrator’s decision shall be binding on Landlord and Tenant.

(vii)    If Only Two Arbitrators Are Appointed. If each party appoints an arbitrator in a timely manner, but the two (2) arbitrators fail to agree on and appoint a third arbitrator within the required period, the arbitrators shall be dismissed without delay and the issue of Fair Market Rental Value shall be submitted to binding arbitration under the real estate arbitration rules of JAMS, subject to the provisions of this section.

(viii)    If No Arbitrator Is Appointed. If Landlord and Tenant each fail to appoint an arbitrator in a timely manner, the matter to be decided shall be submitted without delay to binding arbitration under the real estate arbitration rules of JAMS subject the provisions of this Section 51.3(c).

51.4    Cost of Arbitration. Each party shall pay the costs of its arbitrator and one-half of the cost of the third arbitrator, if applicable.

ARTICLE 52.

TELECOMMUNICATIONS LINES AND EQUIPMENT

52.1    Tenant may install, maintain, replace, remove or use any electrical, communications or computer wires and cables (collectively, the “Lines”) at the Building in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s reasonable prior written consent, use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 8 and 15 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Building, as determined in Landlord’s reasonable opinion, (iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition. Landlord further reserves the right to require that Tenant remove any and all additional Lines installed by Tenant and located in or serving the Premises upon the expiration of the Term or upon any earlier termination of this Lease.

ARTICLE 53.

ERISA

53.1    Tenant represents, warrants and covenants to Landlord that, as of the date hereof and throughout the term of this Lease, Tenant is not, and is not entering into this Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan. Notwithstanding any terms to the contrary in this Lease, in no event may Tenant assign or transfer its interest under this Lease to a third party who is, or is entering into this Lease on behalf of, (i) an employee benefit plan, (ii) a trust holding assets of such a plan or (iii) an entity holding assets of such a plan if such transfer would could cause Landlord to incur any prohibited transaction excise tax penalties or other materially adverse consequences under the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended or similar law. Tenant represents and warrants to Landlord that (i) neither Tenant nor any of its “affiliates” has the authority (A) to appoint or terminate PGIM, Inc. (“PGIM”) as investment manager of the PRISA II fund, (B) to negotiate the terms of a management agreement between PGIM and the PRISA II fund or (C) to cause an investment in or withdrawal from PRISA II fund and (ii) Tenant is not “related” to PGIM (within the meaning of Part VI(h) of Department of Labor Prohibited Transaction Exemption 84-14).

ARTICLE 54.

INTENTIONALLY OMITTED

ARTICLE 55.

TENANT’S ROOFTOP RIGHTS

55.1    Right to Install and Maintain Rooftop Equipment. During the Term and subject to the terms of this Article 55, Tenant may install on the roof of the Building telecommunications antennae, microwave dishes or other communication equipment, as necessary for the operation of Tenant’s business within the Premises, including any cabling or wiring necessary to connect this rooftop equipment to the Premises (collectively, the “Rooftop Equipment”). If Tenant wishes to install any Rooftop Equipment, Tenant shall first notify Landlord in writing, which notice shall fully describe the Rooftop Equipment, including, without limitation, its purpose, weight, size and desired location on the roof of the Building and its intended method of connection to the Premises. All of Tenant’s Rooftop Equipment must be located within a total aggregate area not to exceed 4 square feet, at locations reasonably approved by Landlord prior to any installation. Landlord hereby consents to the installation of Rooftop Equipment consisting of one (1) antennae and/or satellite dishes (the “Initial Rooftop Equipment”). Landlord also reserves the right to restrict the number and size of dishes, antennae and other Rooftop Equipment in addition to the Initial Rooftop Equipment installed on the roof of the Building in its sole discretion.

55.2    Additional Charges for Rooftop Equipment. Tenant will be solely responsible, at Tenant’s sole expense, for the installation, maintenance, repair and removal of the Rooftop Equipment, and Tenant shall at all times maintain the Rooftop Equipment in good condition and repair. Landlord agrees that the named Tenant hereunder shall not pay any rental charge for Tenant’s use of the rooftop pursuant to the terms of this Article 55 for the Initial Rooftop Equipment, provided, however, if any successor to the named Tenant, other than a Permitted Transferee, wishes to utilize rooftop space or if Tenant seeks to use rooftop space for Rooftop Equipment in addition to the Initial Rooftop Equipment, Landlord reserves the right to impose a charge for such use, which shall be consistent with market rates.

55.3    Conditions of Installation. The installation of the Rooftop Equipment shall constitute an alteration and shall be performed in accordance with and subject to the provisions of Article 15 of this Lease. Tenant shall comply with all applicable laws, rules and regulations relating to the installation, maintenance and operation of Rooftop Equipment at the Building (including, without limitation, all construction rules and regulations) and will pay all costs and expenses relating to such Rooftop Equipment, including the cost of obtaining and maintaining any necessary permits or approvals for the installation, operation and maintenance thereof in compliance with applicable laws, rules and regulations. The installation, operation and maintenance of the Rooftop Equipment at the Building shall not adversely affect the structure or operating systems of the Building or the business operations of any other tenant or occupant at the Building. For purposes of determining Landlord’s and Tenant’s respective rights and obligations with respect to the use of the roof, the portion of the roof affected by the Rooftop

Equipment shall be deemed to be a portion of the Premises (provided that such portion shall not be measured for purposes of determining the area of the Premises and Tenant shall have no obligation to perform routine repair and maintenance thereof); consequently, all of the provisions of this Lease respecting Tenant’s obligations hereunder shall apply to the installation, use and maintenance of the Rooftop Equipment, including without limitation provisions relating to compliance with requirements as to insurance and indemnity. Tenant may install cabling and wiring through the Building interior conduits, risers, and pathways of the Building in accordance with Article 52 in order to connect Rooftop Equipment with the Premises.

55.4    Non-Exclusive Right. Tenant’s right to install and maintain Rooftop Equipment is non-exclusive and is subject to termination or revocation as set forth herein, including pursuant to Section 22.2(b) of this Lease. Landlord shall be entitled to all revenue from use of the roof other than revenue from the Rooftop Equipment installed by Tenant. Subject to the terms set forth below in this Section 55.4, Landlord at its election may require the relocation, reconfiguration or removal of the Rooftop Equipment, if in Landlord’s reasonable judgment the Rooftop Equipment is interfering with the use of the rooftop for the helipad or other Building operations (including without limitation maintenance, repairs and replacements of the roof) or the business operations of other tenants or occupants of the Building, causing damage to the Building or if Tenant otherwise fails to comply with the terms of this Article 55. If relocation or reconfiguration becomes necessary due to interference difficulties, Landlord and Tenant will reasonably cooperate in good faith to agree upon an alternative location or configuration that will permit the operation of the Rooftop Equipment for Tenant’s business at the Premises without interfering with other operations at the Building or communications uses of other tenants or occupants. If removal is required due to an Event of Default because of any breach or default by Tenant under the terms of this Article 55, Tenant shall remove the Rooftop Equipment upon thirty (30) days’ written notice from Landlord. Any relocation, removal or reconfiguration of the Rooftop Equipment as provided above shall be at Tenant’s sole cost and expense. In addition to the other rights of relocation and removal as set forth herein, Landlord reserves the right to require relocation of Tenant’s Rooftop Equipment at any time at its election at Landlord’s cost (but not more frequently than once per year) so long as Tenant is able to continue operating its Rooftop Equipment in substantially the same manner as it was operated prior to its relocation. In connection with any relocation of Tenant’s Rooftop Equipment at the request of or required by Landlord (other than in the case of an Event of Default by Tenant hereunder), Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of the required relocation and will conduct the relocation in a commercially reasonable manner and in such a way that will, to the extent reasonably possible, prevent interference with the normal operation of Tenant’s Rooftop Equipment. In connection with any relocation, Landlord further agrees to work with Tenant in good faith to relocate Tenant’s Rooftop Equipment to a location that will permit its normal operation for Tenant’s business operations. Landlord acknowledges that relocation of Tenant’s Rooftop Equipment may be disruptive to Tenant’s business and, without limiting its rights to require such removal, confirms that it will not exercise its rights hereunder in a bad faith manner or for the purpose of harassing or causing a hardship to Tenant.

55.5    Costs and Expenses. If Tenant fails to comply with the terms of this Article 55 within thirty (30) days following written notice by Landlord (or such longer period as may be reasonably required to comply so long as Tenant is diligently attempting to comply), Landlord may take such action as may be necessary to comply with these requirements. In such event, Tenant agrees to reimburse Landlord for all costs incurred by Landlord to effect any such maintenance, removal or other compliance subject to the terms of this Article 55, including interest on all such amounts incurred at the Agreed Rate, accruing from the date which is ten 10) days after the date of Landlord’s demand until the date paid in full by Tenant, with all such amounts being Additional Rent under this Lease.

55.6    Indemnification; Removal. Tenant agrees to indemnify Landlord, its partners, agents, officers, directors, employees and representatives from and against any and all liability, expense, loss or damage of any kind or nature from any suits, claims or demands, including reasonable attorneys’ fees, arising out of Tenant’s installation, operation, maintenance, repair, relocation or removal of the Rooftop Equipment, except to the extent any such liability, expense, loss or damage results from the gross negligence or intentional misconduct of Landlord or its agents, partners, officers, directors, employees, contractors or representatives. At the expiration or earlier termination of the Lease, Tenant may and, upon request by Landlord, shall remove all of the Rooftop Equipment, including any wiring or cabling relating thereto, at Tenant’s sole cost and expense and will repair at Tenant’s cost any damage resulting from such removal. If Landlord does not require such removal, any Rooftop Equipment remaining at the Building after the expiration or earlier termination of this Lease which is not removed by Tenant shall be deemed abandoned and shall become the property of Landlord.

55.7    Roof Access; Rules and Regulations. Subject to compliance with the construction rules for the Building and Landlord’s reasonable and nondiscriminatory rules and regulations regarding access to the roof and, upon receipt of Landlord’s prior written consent to such activity (which shall not be unreasonably withheld, conditioned or delayed), Tenant and its representatives shall have access to and the right to go upon the roof of the Building, on a seven (7) day per week, twenty-four (24) hour basis, to exercise its rights and perform its obligations under this Article 55. Tenant acknowledges that, except in the case of an emergency or when a Building engineer is not made available to Tenant in sufficient time to allow Tenant to avoid or minimize interruption of use of the Rooftop Equipment, advance notice is required and a Building engineer must accompany all persons gaining access to the rooftop. Tenant may install Rooftop Equipment at the Building only in connection with its business operations at the Premises, and may not lease or license any rights or equipment to third parties or allow the use of any rooftop equipment by any party other than Tenant. Tenant acknowledges that Landlord has made no representation or warranty as to Tenant’s ability to operate Rooftop Equipment at the Building and Tenant acknowledges that helicopters, other equipment installations and other structures and activities at or around the Building may result in interference with Tenant’s Rooftop Equipment. Except as set forth in this Article 55, Landlord shall have no obligation to prevent, minimize or in any way limit or control any existing or future interference with Tenant’s Rooftop Equipment.

ARTICLE 56.

GENERATOR

56.1    Subject to the terms and conditions set forth below, Tenant shall have the right to install in such location adjacent to the Building as Landlord and Tenant shall reasonably and mutually agree, at Tenant’s sole expense, one back-up generator and related fuel storage, cabling and equipment (collectively, a “UPS”) to provide uninterrupted power to certain equipment in the Premises, provided that the UPS (i) does not adversely affect the safety of the Building or any warranty relating to the Building or adversely affect in any material respect any structural component of the Building, (ii) does not adversely affect any electrical, mechanical or any other system of the Building or the functioning thereof; (iii) does not materially interfere with the operation of the Building or the provision of services or utilities to the Building; (iv) complies with all Applicable Laws, and (v) is otherwise approved by Landlord in writing (which approval shall not be unreasonably, withheld, conditioned or delayed), including approval by Landlord of the exact location, type, style, dimensions, weight, plans and installation procedures for the UPS and the characteristics and type of fuel powering such UPS. Prior to the installation of the UPS by Tenant: (a) Tenant shall obtain Landlord’s reasonable approval of the contractor which shall undertake such installation; (b) Tenant shall obtain all permits and governmental approvals required for the installation of the UPS; (c) Tenant and the contractor approved by Landlord to undertake such installation shall obtain such insurance coverages as Landlord may reasonably require and, if requested by Landlord, cause Landlord to be named as an insured under such insurance policies; and (d) Tenant shall submit to Landlord for its reasonable approval, plans for the installation of the UPS, prepared by qualified engineers, showing all aesthetic, structural, mechanical and electrical details of the UPS, as well as all associated conduit and related equipment, all in accordance with all Applicable Laws, including without limitation all Environmental Requirements. Tenant shall ensure that the UPS does not interfere with any other equipment serving the Building or any portion thereof. At Tenant’s sole cost, the UPS shall be fully screened from view and sound in a manner reasonably acceptable to Landlord at the time that the UPS is approved by Landlord, which may include without limitation the installation of an additional screening wall and sound baffling. Throughout the Term, Tenant shall (A) ensure that the UPS complies with all Applicable Laws, including any Environmental Requirements; (B) cause engineers, including environmental engineers, reasonably acceptable to Landlord to inspect the UPS at least twice yearly to insure that such equipment is functioning properly and that no Hazardous Materials are emanating therefrom; (C) maintain the UPS in good order and repair; (D) maintain insurance coverages with respect thereto as are reasonably required by Landlord from time to time; and (E) maintain all permits and governmental approvals necessary for the operation of the UPS. Tenant shall promptly report to Landlord if Tenant determines that the UPS is not functioning properly, is leaking or is in violation of any Applicable Laws. At the end of the Term, if requested by Landlord, Tenant, at Tenant’s sole cost and expense, shall remove the UPS and restore the area in which it was located to its condition immediately prior to the installation of the UPS. Tenant shall obtain at Tenant’s expense all permits and governmental approvals necessary for such removal.

ARTICLE 57.

LETTER OF CREDIT

57.1    Letter of Credit. Tenant agrees to provide, at Tenant’s sole cost and expense, a Letter of Credit (as defined below) in the Letter of Credit Required Amount (as defined below) as additional security for the faithful performance and observance by Tenant of all of the provisions of this Lease, on the terms and conditions set forth below. The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit and the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. As used herein the term Letter of Credit Required Amount initially means $4,131,719.96.

57.2    Delivery of Letter of Credit. (a) Tenant shall cause a Letter of Credit, in the amount of the Letter of Credit Required Amount to be issued by the L/C Bank (as defined below) in favor of Landlord; (b) Tenant will cause the Letter of Credit to remain in full force and effect during the entire Term and thereafter until sixty (60) days after expiration or earlier termination of the Lease; and (c) the initial Letter of Credit will be delivered to Landlord upon the execution and delivery of this Lease by Tenant. So long as no Event of Default then exists, Landlord shall return the Letter of Credit to Tenant within sixty (60) days after the Expiration Date or the Termination Date. The specific requirements for the Letter of Credit and the rights of Landlord to make draws thereon will be as set forth in this Article 57.

57.3    Draws on the Letter of Credit. Immediately upon, and at any time or from time to time after, the occurrence of any one or more Draw Events (as defined below), Landlord will have the unconditional right to draw on the Letter of Credit in accordance with this Article 57. Upon the payment to Landlord of the Draw Proceeds, Landlord will hold the Draw Proceeds in its own name and for its own account, without liability for interest, to use and apply any and all of the Draw Proceeds only (a) to cure any Event of Default by Tenant; (b) to pay any other sum to which Landlord becomes obligated by reason of Tenant’s failure to carry out its obligations under this Lease; or (c) to compensate Landlord for any monetary loss or damage which Landlord suffers thereby arising from Tenant’s failure to carry out its obligations under this Lease. In addition, if the Draw Event is the failure of Tenant to renew the Letter of Credit as required hereunder, then Landlord shall be entitled to draw the entire Letter of Credit as a cash security deposit, held as a pledge under the California Uniform Commercial Code to secure Tenant’s obligations under this Lease. Following any such draw, however, Tenant shall have the right to deliver to Landlord a substitute Letter of Credit, whereupon Landlord shall refund to Tenant the entire amount of such cash security deposit. Among other things, it is expressly understood that the Draw Proceeds will not be considered an advance payment of Base Rent or Additional Rent or a measure of Landlord’s damages resulting from any Event of Default hereunder (past, present or future). Further, immediately upon the occurrence and during the continuance of any one or more Draw Events, Landlord may, from time to time and without prejudice to any other remedy, use the Draw Proceeds (whether from a contemporaneous or prior draw on the Letter of Credit) to the extent necessary to make good any arrearages of Base Rent or Additional Rent, to pay to Landlord any and all amounts to which Landlord is entitled in connection with the pursuit of any one or more of its remedies hereunder, and to compensate Landlord for any and all other damage, injury, expense or liability caused to Landlord by any and all such Events of Default. Any delays in Landlord’s draw on the Letter of Credit or in Landlord’s use of the Draw Proceeds as provided in this Article 57 will not constitute a waiver by Landlord of any of its rights hereunder with respect to the Letter of Credit or the Draw Proceeds. Following any such application of the Draw Proceeds, Tenant will either pay to Landlord on demand the cash amount so applied in order to restore the Draw Proceeds to the full amount thereof immediately prior to such application or cause the Letter of Credit to be replenished to its full amount thereunder. Failure to either pay that cash amount or cause the Letter of Credit to be replenished to its full amount thereunder within five (5) business days after Landlord’s written notice to Tenant of that application of the Draw Proceeds shall constitute an Event of Default without the right to any notice or cure period. Landlord will not be liable for any indirect, consequential, special or punitive damages incurred by Tenant arising from a claim that Landlord violated the bankruptcy code’s automatic stay in connection with any draw by Landlord of any Draw Proceeds, Landlord’s liability (if any) under such circumstances being limited to the reimbursement of direct costs as and to the extent expressly provided in this Section 57.3. Nothing in this Lease or in the Letter of Credit will confer upon Tenant any property rights or interests in any Draw Proceeds; provided, however, that upon the expiration or earlier termination of this Lease, and so long as there then exist no Draw Events or Events of Default hereunder, Landlord agrees to return of any remaining unapplied balance of the Draw Proceeds then held by Landlord to Tenant, and the Letter of Credit itself (if and to the extent not previously drawn in full) to the L/C Bank. Landlord may draw on the Letter of Credit and/or apply any Security Deposit in any order.

57.4    Applicable Definitions.

Draw Event means each of the following events:

(a)    the occurrence of any one or more of the following which shall have also been preceded, simultaneously accompanied, or succeeded by an Event of Default under this Lease regardless of the absence of any notice of default which might otherwise be required with respect to an Event of Default if the giving of notice to Tenant about such breach by Tenant is stayed or barred due to one of the following events: (i) Tenant’s filing of a petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or Tenant’s making a general assignment or general arrangement for the benefit of creditors, (ii) the filing of an involuntary petition under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, or the filing of a petition for adjudication of bankruptcy or for reorganization or rearrangement, by or against Tenant and such filing not being dismissed within sixty (60) days, (iii) the entry of an order for relief under any chapter of the Bankruptcy Code, or under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted, (iv) the appointment of a custodian, as such term is defined in the Bankruptcy Code (or of an equivalent thereto under any federal, state or foreign bankruptcy or insolvency statute now existing or hereafter enacted), for Tenant, or the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession not being restored to Tenant within sixty (60) days, or (v) the subjection of all or substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease to attachment, execution or other judicial seizure and such subjection not being discharged within sixty (60) days;

(b)    the failure of Tenant, not less than thirty (30) days prior to the stated expiration date of the Letter of Credit then in effect, to cause an extension, renewal or replacement issuance of the Letter of Credit, to be effected, which extension, renewal or replacement issuance will be made by the L/C Bank, will otherwise meet all of the requirements of the initial Letter of Credit hereunder;

(c)    the failure of Tenant to make when due any payment of Rent within five (5) days after the amount is due; provided that in the event Tenant is entitled to a notice prior to the occurrence of an Event of Default for non-payment of Rent pursuant to

Section 22.1(a), this Draw Event shall not be deemed to have occurred until expiration of five (5) days after that notice (or, if Landlord is prevented from giving notice by application of the bankruptcy code’s automatic stay, any failure of Tenant to make when due any payment of Rent within five (5) days after the amount is due); and

(d)    the payment by Landlord of any sum to cure a non-monetary Event of Default by Tenant hereunder (or, if Landlord is prevented from giving notice by application of the bankruptcy code’s automatic stay, the payment of Landlord of any sum to cure a failure by Tenant to comply with any non-monetary obligation hereunder that Tenant has not cured within thirty (30) days from the date of the breach).

Draw Proceeds means the proceeds of any draw or draws made by Landlord under the Letter of Credit, together with any and all interest accruing thereon.

L/C Bank means any United States bank which is approved by Landlord in Landlord’s reasonable discretion. Landlord approves Silicon Valley Bank as an L/C Bank.

Letter of Credit means that certain one-year irrevocable letter of credit, in the Letter of Credit Required Amount, as such amount may be reduced pursuant to Section 57.8 below, issued by the L/C Bank, as required under Section 57.2 and, if applicable, as extended, renewed, replaced or modified from time to time in accordance with this Lease, which letter of credit will be transferable and in substantially the same form as attached Exhibit K.

57.5    Transfer of Letter of Credit. The Letter of Credit shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Premises and the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the Letter of Credit and/or the Draw Proceeds to the transferee or mortgagee, and in such event, Tenant shall look solely to such transferee or mortgagee for return of the Letter of Credit and/or the Draw Proceeds so transferred. Tenant shall pay all fees and charges of the L/C Bank with respect to any transfer of the Letter of Credit. Tenant shall, within five (5) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm Landlord’s transfer or assignment of the Letter of Credit and/or the Draw Proceeds to such transferee or mortgagee.

57.6    Letter of Credit is Not Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a security deposit within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a security deposit within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (Security Deposit Laws) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding the foregoing, to the extent California Civil Code 1950.7 in any way: (a) is determined to be applicable to this Lease or the Letter of Credit (or any proceeds thereof); or (b) controls Landlord’s rights to draw on the Letter of Credit or apply the proceeds of the Letter of Credit to any amounts due under this Lease or any damages Landlord may suffer following termination of this Lease, then Tenant fully and irrevocably waives the benefits and protections of Section 1950.7 of the California Civil Code, it being agreed that Landlord may recover from the Letter of Credit (or its proceeds) all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon the termination of this Lease in accordance with this Lease and Section 1951.2 of the California Civil Code.

57.7    Substitute Letter of Credit. In the event the L/C Bank is declared insolvent by the FDIC or is closed for any reason, Tenant shall immediately provide a substitute Letter of Credit meeting the requirements of this Article 57 from another United States bank which is approved by Landlord in Landlord’s reasonable discretion.

57.8    Letter of Credit Reduction. So long as no material monetary Event of Default of Tenant then exists hereunder, as of the fourth (4th) anniversary of the Commencement Date (the “LOC Reduction Date”), Tenant shall have the right to deliver a new Letter of Credit, or amend the existing Letter of Credit, to reduce the amount of the Letter of Credit to Two Million Sixty-Five Thousand Eight Hundred Fifty-Nine and 98/100 Dollars ($2,065,859.98), provided that on or before the LOC Reduction Date either of the following (the “LOC Reduction Conditions”) shall have occurred: (i) both (a) an initial public offering of equity securities which results in Tenant’s stock being traded on a national securities exchange, including, without limitation, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System or any sale thereafter of equity securities on such a national securities exchange, and (b) Tenant has a market capitalization of not less than One Hundred Million Dollars ($100,000,000.00), or (ii) an infusion of not less than Seventy Million Dollars ($70,000,000.00), cumulatively and in the aggregate after the date of this Lease, of additional equity capital in Tenant as evidenced by Tenant’s audited financial statements. If a material monetary Event of Default of Tenant exists as of the LOC Reduction Date, Tenant shall have the right to deliver a new Letter of Credit or amend the existing Letter of Credit as described herein upon the cure of any such monetary Event of Default so long as at least one of the LOC Reduction Conditions is still then satisfied. Similarly, if neither of the LOC Reduction Conditions has been satisfied as of the LOC Reduction Date, then Tenant shall have the right to deliver a new Letter of Credit or amend the existing Letter of Credit as described herein upon the subsequent satisfaction of either of the LOC Reduction Conditions so long as no material monetary Event of Default then exists. Landlord shall cooperate reasonably with Tenant to effect the reduction in the amount of the Letter of Credit, including, without limitation, returning any existing Letter of Credit to Tenant for cancellation concurrently with Tenant’s delivery of a replacement or amended Letter of Credit to Landlord.

ARTICLE 58.

REASONABLE APPROVALS

58.1    Whenever this Lease grants Landlord or Tenant a right to take action, exercise discretion, or make an allocation, judgment or other determination (collectively, and “Act”), Landlord or Tenant shall act reasonably and in good faith (meaning that no action shall be taken which would materially contravene the reasonable expectations of a sophisticated landlord operating a first-class office building and a sophisticated tenant in a first-class office building concerning the benefits and rights granted under this Lease but not contravening the plain and clear intent of the specific language of this Lease governing the specific issue in question), and shall not take any action which might result in the frustration of the reasonable expectations of a sophisticated landlord and a sophisticated tenant concerning the benefits to be enjoyed under this Lease, provided, however, that:

(a)    Wherever this Lease elsewhere provides another standard which specifically defines or limits Landlord’s or Tenant’s discretion with respect to any Act, such other standard and not this Article 58 shall then control as to such Act;

(b)    Nothing in this Article 58 shall require Landlord to consent to (i) any use of the Premises for purposes other than those permitted in Article 3, (ii) any alterations to which Landlord is not otherwise required to consent under Section 15.1, or (iii) any proposed assignment of or subletting under this Lease to which Landlord is not otherwise required to consent under Article 18;

(c)    Except for an obligation to act in good faith, and except for any action or determination expressly required to be reasonable or subject to a standard of reasonableness in Article 19 or Article 20, this Article 58 shall not apply to an election by Landlord or Tenant to terminate the Lease under Article 19 or Article 20 (but only if Landlord or Tenant (as applicable) strictly complies with the parameters for termination set forth in those Articles);

(d)    This Article 58 shall not apply to an act taken by Landlord pursuant to Article 22 of this Lease; and

(e)    Nothing contained in this Article 58 shall be deemed to limit the discretion of Landlord or Tenant with respect to any matter (including, without limitation, a proposal to amend or otherwise modify the Lease) which is not otherwise within the contemplation of the Lease.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant, acting herein through duly authorized individuals, have caused these presents to be executed as of the date first above written.

TENANT:

ADICET BIO, INC., a Delaware corporation

By:	/s/ Brian Hogan
Brian Hogan, CFO
[Printed Name and Title]

By:

[Printed Name and Title]

If Tenant is a corporation, this instrument must be executed by the chairman of the board, the president or any vice president and the secretary, any assistant secretary, the chief financial officer or any assistant financial officer or any assistant treasurer of such corporation, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which case the bylaws or a certified copy of the resolution, as the case may be, must be attached to this instrument.

Tenant’s NAICS Code: 541700

LANDLORD:

WESTPORT OFFICE PARK, LLC, a California limited liability company

By:	PR II LHC Bayshore Technology Center, LLC, a Delaware limited liability company, its managing member

	By:	PRISA II LHC, LLC, a Delaware limited liability company, its sole member

		By:	/s/ Jeffrey D. Mills
		Name:	Jeffrey D. Mills
		Title:	Vice President